                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, for use of
[X] Definitive Proxy Statement                Commission only (as permitted by
[_] Definitive Additional Materials           Rule 14a-6(e)(2))
[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         INMC MORTGAGE HOLDINGS, INC.
                     (dba INDYMAC MORTGAGE HOLDINGS, INC.)
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         INMC MORTGAGE HOLDINGS, INC.
                     (dba INDYMAC MORTGAGE HOLDINGS, INC.)
                  (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 TITLE OF
EACH CLASS     AGGREGATE
    OF         NUMBER OF   PER UNIT PRICE    PROPOSED
SECURITIES   SECURITIES TO    OR OTHER       MAXIMUM
 TO WHICH        WHICH       UNDERLYING     AGGREGATE    AMOUNT OF
TRANSACTION   TRANSACTION     VALUE OF       VALUE OF     FILING
  APPLIES     APPLIES(1)   TRANSACTION(1) TRANSACTION(1) FEE(1)(2)
------------------------------------------------------------------
    N/A           N/A           N/A            N/A          N/A

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               ----------------

[_]  Fee paid previously with preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount previously paid: N/A
  2) Form, Schedule or Registration Statement No.: Schedule 14A
  3) Filing Party: INMC Mortgage Holdings, Inc.
  4) Date Filed: April 3, 1998

[LOGO OF INDYMAC]                                                  April 3, 1998

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of INMC Mortgage Holdings, Inc., dba IndyMac Mortgage Holdings, Inc., a real estate investment trust ("IndyMac REIT"). The meeting will be held on Tuesday, May 19, 1998 at 10:00 a.m. at The Ritz-Carlton Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, California. The formal notice and proxy statement for this meeting are attached to this letter.

  We hope you can attend the Annual Meeting. It is important that you sign, date and return your proxy, or submit your voting instructions electronically or via telephone in the manner indicated on the enclosed proxy card, as soon as possible, even if you currently plan to attend the meeting. You may still attend the Annual Meeting and vote in person if you desire, but returning your proxy card or submitting your voting instructions electronically or via telephone now will assure that your vote is counted if you are unable to attend. Your vote, regardless of the number of shares you own, is important. We urge you to indicate your approval by voting FOR the matters indicated in the notice.

  On behalf of the Board of Directors, I thank you for your cooperation.

                                          Sincerely,

                                          /s/ David S. Loeb
                                          David S. Loeb
                                          Chairman of the Board

                         INMC MORTGAGE HOLDINGS, INC.
                     (dba INDYMAC MORTGAGE HOLDINGS, INC.)
                             155 NORTH LAKE AVENUE
                        PASADENA, CALIFORNIA 91109-7211

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 19, 1998

                               ----------------

To the Stockholders of INMC MORTGAGE HOLDINGS, INC., dba INDYMAC MORTGAGE
 HOLDINGS, INC.:

  Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of INMC Mortgage Holdings, Inc., dba IndyMac Mortgage Holdings, Inc., a real estate investment trust ("IndyMac REIT") will be held at The Ritz-Carlton Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, California on May 19, 1998 at 10:00 a.m., local time, for the following purposes:

    1. To elect the Board of Directors for the ensuing year;

    2. To approve an amendment to the Certificate of Incorporation of INMC Mortgage Holdings, Inc. ("Certificate of Incorporation") to change the name of INMC Mortgage Holdings, Inc. to "IndyMac Mortgage Holdings, Inc.";

    3. To approve an amendment to the Certificate of Incorporation to increase the authorized number of shares of Common Stock from 100 million to 200 million shares;

    4. To approve an amendment to the Certificate of Incorporation to authorize the creation of 10 million shares of Preferred Stock;

    5. To approve the INMC Mortgage Holdings, Inc. 1998 Stock Incentive Plan;

    6. To approve the selection by the Board of Directors of Grant Thornton LLP as independent accountants for IndyMac REIT for the year ending December 31, 1998; and

    7. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Each of the proposals referred to above is more fully described in the accompanying Proxy Statement and Appendices thereto, which form a part of this Notice.

  The Board of Directors has fixed the close of business on March 23, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the offices of IndyMac REIT at 155 North Lake Avenue, Pasadena, California 91101, at least ten days prior to the Annual Meeting.

  If you plan to be present at the Annual Meeting, please notify the undersigned so that identification can be prepared for you. Whether or not you plan to attend the Annual Meeting, please execute, date and return the enclosed proxy card, or submit your voting instructions electronically or via telephone in the manner prescribed on the enclosed proxy card. If you choose to return the enclosed proxy card via United States mail, a return envelope is enclosed for this purpose and requires no postage for mailing in the United States. If you are present at the Annual Meeting you may, if you wish, withdraw your proxy and vote in person. Thank you for your interest and consideration of the proposals listed above.

                                          By Order of the Board of Directors

                                          /s/ Richard H. Wohl
                                          Richard H. Wohl
                                          Secretary

APRIL 3, 1998

EACH VOTE IS IMPORTANT. FOR CERTAIN PROPOSALS, VOTES NOT CAST MAY HAVE THE EFFECT OF A VOTE "AGAINST" SUCH PROPOSAL AND RESULT IN THE DEFEAT OF SUCH PROPOSAL. TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, OR SUBMIT YOUR VOTING INSTRUCTIONS ELECTRONICALLY OR VIA TELEPHONE IN THE MANNER INDICATED ON THE ENCLOSED PROXY CARD.

                         INMC MORTGAGE HOLDINGS, INC.
                     (DBA INDYMAC MORTGAGE HOLDINGS, INC.)
                             155 NORTH LAKE AVENUE
                        PASADENA, CALIFORNIA 91109-7211

                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 19, 1998

  This Proxy Statement is furnished to stockholders of INMC Mortgage Holdings, Inc., dba IndyMac Mortgage Holdings, Inc., a real estate investment trust ("IndyMac REIT") in connection with the solicitation by the Board of Directors of IndyMac REIT of proxies to be voted at the 1998 Annual Meeting of Stockholders (the "Annual Meeting") to be held at The Ritz-Carlton Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, California on May 19, 1998, at 10:00 a.m. or at any adjournment or postponement thereof. IndyMac REIT expects to mail the proxy solicitation materials for the Annual Meeting on or about April 3, 1998.

  The principal solicitation of proxies is being made by mail. However, certain officers, directors and employees of IndyMac REIT, none of whom will receive additional compensation therefor, may solicit proxies by telegram, telephone or other personal contact. IndyMac REIT has retained Morrow & Co., Inc. to assist in the solicitation of proxies for an estimated fee of $15,000 plus reimbursement for certain expenses. IndyMac REIT will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse brokerage firms and other record holders of shares beneficially owned by others for their reasonable expenses incurred in forwarding solicitation material to beneficial owners of shares.

  A stockholder may revoke his or her proxy at any time before it is voted by delivering a later dated, signed proxy or other written notice of revocation to IndyMac REIT. Any stockholder present at the Annual Meeting may also withdraw his or her proxy and vote in person on each matter brought before the Annual Meeting. All shares represented by each properly signed and returned proxy in the accompanying form, unless revoked, will be voted at the Annual Meeting or at any adjournment thereof, in accordance with the instructions thereon. If no instructions are given, the shares will be voted in favor of Proposals One through Six described herein.

  Only holders of IndyMac REIT shares of Common Stock, par value $0.01 per share (the "Common Stock"), are entitled to vote at the Annual Meeting. Each holder of record of Common Stock at the close of business on March 23, 1998 is entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On that date, there were 65,082,991 shares of Common Stock outstanding and entitled to one vote per share.

  Votes cast in person or by proxy at the meeting will be tabulated by the inspector of elections appointed for the meeting. Pursuant to IndyMac REIT's Bylaws and the Delaware General Corporation Law (the "DGCL"), the presence of the holders of shares representing a majority of the outstanding shares of Common Stock entitled to vote, whether in person or by properly executed or otherwise voted proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Under the DGCL, abstentions and "broker non-votes" (in general, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote with respect to a matter on which the brokers or nominees do not have the discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. For purposes of determining approval of a matter presented at the meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote "against" a matter presented at the meeting. With respect to any proposal requiring the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, a broker non-vote will have the same effect as a vote "against" the proposal. With respect to any proposal requiring the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote on the matter at the Annual Meeting, a broker non-vote will be deemed "not entitled to vote" on the subject matter for which the non-vote is indicated and will, therefore, have no legal effect on the vote on that particular matter. Therefore, with respect to Proposals Two through Four described herein, broker non-votes will have the same legal effect as a vote "against" such proposal, and with respect to each other proposal contained herein, broker non-votes will have no legal effect on the vote on such proposal.

                            PRINCIPAL STOCKHOLDERS

  The following table shows, with respect to each person or entity known by IndyMac REIT to be the beneficial owner of more than 5% of IndyMac REIT Common Stock as of March 3, 1998, (i) the number of shares of IndyMac REIT Common Stock so owned and (ii) the percentage of all shares outstanding represented by such ownership (based upon the number of shares outstanding as of March 3, 1998).

NAME AND ADDRESS OF
 BENEFICIAL OWNER                             NUMBER OF SHARES PERCENT OF CLASS
-------------------                           ---------------- ----------------
Countrywide Credit Industries, Inc. (1)......    4,420,860           6.8%
 4500 Park Granada Boulevard
 Calabasas, California 91302
Neuberger & Berman LLC (2)...................    3,600,392           5.5%
 605 Third Avenue
 New York, NY 10158

--------
(1) Based upon a Schedule 13G dated March 3, 1998 filed with the Securities and Exchange Commission.

(2) Based upon a Schedule 13G dated February 11, 1998 filed with the Securities and Exchange Commission.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

  IndyMac REIT currently has six directors. The six current directors are nominees for election as directors to serve until the next annual meeting after their election and until their successors are elected and have qualified. In the absence of contrary instructions, it is the intention of the persons named in the accompanying proxy to vote for the nominees listed below. In the event any nominee becomes unavailable for any reason, an event the Board of Directors does not anticipate, the proxies will be voted for the election of the person, if any, who is designated by the Board of Directors to replace the nominee.

SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth certain information concerning the beneficial ownership of IndyMac REIT Common Stock by each director nominee, IndyMac REIT's Chief Executive Officer, each of IndyMac REIT's other four most highly compensated executive officers (one of whom is also a director of IndyMac
REIT), and all executive officers and directors as a group, as of February 28, 1998. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares. The shares and percentages set forth below include shares of IndyMac REIT Common Stock which were outstanding or issuable within 60 days upon the exercise of options outstanding as of February 28, 1998.

                                                  SHARES OF COMMON
                                    YEAR FIRST       STOCK OWNED
                                      BECAME     BENEFICIALLY AS OF    PERCENT
        NAME                    AGE A DIRECTOR FEBRUARY 28, 1998(1)(2) OF CLASS
        ----                    --- ---------- ----------------------- --------
David S. Loeb..................  74    1985             210,800(3)          *
Angelo R. Mozilo...............  59    1985             225,431(4)          *
Lyle E. Gramley................  71    1993             123,634(5)          *
Thomas J. Kearns...............  59    1990             150,159(6)          *
Frederick J. Napolitano........  68    1985             153,984             *
Michael W. Perry...............  35    1997             131,528             *
Richard H. Wohl................ --      --               23,762             *
Kathleen H. Rezzo.............. --      --               16,978             *
S. Blair Abernathy............. --      --               12,071             *
All directors and executive
 officers as a group
 (11 persons)..................                       1,054,357          1.63%

--------
 * Less than one percent of class.
(1) Unless otherwise indicated, sole voting and investment power.
(2) Includes shares which may be purchased through stock options exercisable within 60 days of February 28, 1998 held by the following persons:
    Mr. Loeb, 200,000 shares; Mr. Mozilo, 194,307 shares; Mr. Gramley, 32,609 shares; Mr. Kearns, 58,409 shares; Mr. Perry, 98,763 shares; Ms. Rezzo, 15,833 shares; Mr. Abernathy, 1 share; all directors and executive officers as a group, 599,922 shares.
(3) Includes 10,000 shares owned by Heidi Loeb, the wife of David Loeb.
(4) Includes 1,000 shares owned by Phyllis Mozilo, the wife of Angelo Mozilo, as to which shares he disclaims any beneficial interest.
(5) Includes 13,225 shares owned by Marlys Gramley, the wife of Lyle Gramley.
(6) Includes 890 shares owned by Gabrielle Kearns, the daughter of Thomas
    Kearns.

DIRECTOR NOMINEES

  The following persons have each been nominated to serve as a director for IndyMac REIT for the ensuing year:

  DAVID S. LOEB has been Chairman of the Board of Directors of IndyMac REIT since its formation in 1985. From 1985 to January 1997, Mr. Loeb served as Chief Executive Officer of IndyMac REIT. He is also a co-founder of Countrywide Credit Industries, Inc., an affiliate of IndyMac REIT ("CCI"), and has been President and Chairman of CCI since its formation in March 1969.

  ANGELO R. MOZILO has been the Chief Executive Officer of IndyMac REIT since January 1997. Prior to becoming the Chief Executive Officer, Mr. Mozilo served as the President of IndyMac REIT since its formation in 1985. Mr. Mozilo has been Vice Chairman of the Board of Directors since 1993 and a director since October 1985. Mr. Mozilo is also a co-founder of CCI, has been Vice Chairman of the Board of Directors and Executive Vice President of CCI since its formation in March 1969 and was appointed Chief Executive Officer of CCI in February 1998. Mr. Mozilo served as President of Countrywide Home Loans, Inc. ("CHL"), a subsidiary of CCI which is engaged in certain transactions with IndyMac REIT, from 1978 to March 1995. Mr. Mozilo currently serves as Chairman and Chief Executive Officer of CHL.

  MICHAEL W. PERRY is currently the President and Chief Operating Officer of IndyMac REIT. He became a director of IndyMac REIT in October 1997. From January 1993 to January 1997, Mr. Perry served as Executive Vice President and Chief Operating Officer of IndyMac REIT. Mr. Perry is also the President and Chief Executive Officer and a director of IndyMac, Inc., an affiliate of IndyMac REIT ("IndyMac Operating"). Mr. Perry has been with IndyMac REIT since January 1993 and has direct responsibility for the management of IndyMac REIT, its subsidiaries and IndyMac Operating. From May 1987 to December 1992, he served as Senior Executive Vice President in charge of the Mortgage Banking Division of Commerce Security Bank and as Chief Financial Officer of Commerce Security Bank. He has 14 years of business experience with financial institutions, real estate firms and mortgage banking companies, including four years as a certified public accountant with KPMG Peat Marwick LLP.

  LYLE E. GRAMLEY became a director of IndyMac REIT in January 1993. He is a former member of the Board of Governors of the Federal Reserve System. Since September 1985, he has been employed by the Mortgage Bankers Association of America as its chief economist and more recently as a consulting economist, and during that period he has also been self-employed as an economic consultant. He serves on the Board of Trustees of the following mutual funds distributed by Dreyfus Service Corporation: Cash Management, Cash Management Plus, Inc., Government Cash Management, Treasury Cash Management, Treasury Prime Cash Management, Tax Exempt Cash Management, Municipal Cash Management Plus and New York Municipal Cash Management. He also serves on the Board of Directors and the Compensation Committee of the Board of Directors of NuWave Technologies, Inc., a company specializing in video imaging.

  THOMAS J. KEARNS has been a director of IndyMac REIT since June 1990. Since April 1995, he has been a consultant for Josephthal Lyon & Ross, Inc. He has been in the securities business for 30 years and he spent approximately 16 years with Merrill Lynch Capital Markets as a First Vice President. He was also a Managing Director of Commonwealth Associates from April 1994 to February 1995.

  FREDERICK J. NAPOLITANO has been a director of IndyMac REIT since its formation in 1985 and has been Chairman of the Board of Pembroke Enterprises, Inc., a real estate development company located in Virginia, since 1973. He was also a director of Home Mortgage Access Corporation and serves on the Board of Directors and executive committee of the National Association of Home Builders and was President of the National Association of Home Builders in 1982. He served on the Federal Home Loan Bank Board Advisory Council from 1983 to 1985, Federal Home Loan Mortgage Corporation Advisory Committee from 1981 to 1983, Federal National Mortgage Association Advisory Board from 1984 to 1985, was chairman of the Hampton Roads Chamber of Commerce in 1989, and was a member of the Industrial Development Services Advisory Board for the Commonwealth of Virginia.

VOTE REQUIRED; BOARD RECOMMENDATION

  A majority of the votes cast at the Annual Meeting, at which a quorum is present, is sufficient to elect a director.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE.

BOARD MEETINGS AND ATTENDANCE

  During the fiscal year ended December 31, 1997, the Board of Directors held five meetings, in person or by telephone. Each Board member attended 75% or more of the board and applicable committee meetings held during the fiscal year ended December 31, 1997.

  The Audit Committee of the Board of Directors consults with and reviews reports and recommendations of IndyMac REIT's independent certified public accountants and reports thereon to the Board. The Audit

Committee held four meetings during the fiscal year ended December 31, 1997. This committee consists of Messrs. Gramley, Kearns and Napolitano.

  The Compensation Committee of the Board of Directors administers IndyMac REIT's Stock Option Plans as well as IndyMac REIT's Deferred Compensation Plan and Loan Plans, and approves the compensation of IndyMac REIT's executive officers. The Compensation Committee held seven meetings during the fiscal year ended December 31, 1997. This committee consists of Messrs. Gramley, Kearns and Napolitano.

  The Board of Directors does not have a nominating committee.

                              EXECUTIVE OFFICERS

  The executive officers of IndyMac REIT are:

                                                                         OFFICER
       NAME              AGE                   OFFICE                     SINCE
       ----              ---                   ------                    -------
David S. Loeb...........  74 Chairman of the Board of Directors           1985
Angelo R. Mozilo........  59 Vice Chairman of the Board of Directors and  1985
                              Chief Executive Officer
Michael W. Perry........  35 President and Chief Operating Officer        1993
Richard H. Wohl.........  39 Senior Executive Vice President, General     1994
                              Counsel and Secretary
Kathleen H. Rezzo.......  44 Senior Executive Vice President/CLCA         1994
S. Blair Abernathy......  36 Executive Vice President and Chief           1994
                              Investment Officer
James P. Gross..........  48 Executive Vice President and Chief           1996
                              Financial Officer
J. Mark Kempton.........  52 Executive Vice President, Finance and        1997
                              Investor Relations

  Biographical information with respect to Messrs. Loeb, Mozilo and Perry is set forth above under "Election of Directors--Director Nominees."

  RICHARD H. WOHL is currently the Senior Executive Vice President, General Counsel and Secretary of IndyMac REIT. Mr. Wohl is responsible for legal affairs, compliance, treasury, human resources and administration. Mr. Wohl is also a director of IndyMac Operating. Prior to joining IndyMac REIT in April 1994, Mr. Wohl practiced as an attorney with Morrison & Foerster in Los Angeles. In that capacity, he worked extensively in the institutional lending and corporate areas, and represented a number of major warehouse lenders and other financial institutions in the mortgage banking industry. Mr. Wohl graduated with distinction from Stanford University and received his J.D. from the Harvard Law School, where he was an editor of the Harvard Law Review.

  KATHLEEN H. REZZO is currently the Senior Executive Vice President, Construction Lending Corporation of America ("CLCA") of IndyMac REIT and the President and Chief Executive Officer of CLCA, a division of IndyMac REIT. Until joining IndyMac REIT in August 1994, Ms. Rezzo held various positions at Security Pacific National Bank, which included Real Estate Chief Credit Officer and positions within the Commercial Lending Group and the Real Estate Industries Group. Ms. Rezzo also managed the Participating Mortgage Unit, and held the position of Senior Vice President/Los Angeles Division Manager for Real Estate Industries Division, of Bank of America, where she was responsible for a loan portfolio in excess of $2 billion.

  STERLING BLAIR ABERNATHY is currently the Executive Vice President and Chief Investment Officer of IndyMac REIT and Executive Vice President of Secondary Marketing of IndyMac Operating. Mr. Abernathy is responsible for the hedging, trading, asset liability management, and secondary market functions of IndyMac

REIT. Prior to joining IndyMac REIT in February 1994, Mr. Abernathy managed the accounting and investment functions of Commerce Security Bank, a state chartered bank in Sacramento, California, as its Senior Vice President and Chief Financial Officer. From July 1988 to January 1993, Mr. Abernathy served as the Vice President and Controller of Sunrise Bancorp of California, a publicly traded bank holding company with banking and mortgage banking subsidiaries.

  JAMES P. GROSS is currently the Executive Vice President and Chief Financial Officer of IndyMac REIT. Mr. Gross is responsible for accounting and master servicing. Prior to joining IndyMac REIT, Mr. Gross was Chief Financial Officer of J.I. Kislak, Inc. and Senior Vice President and Chief Financial Officer of J.I. Kislak Mortgage Corporation from 1990 through September 30, 1996. Previously, Mr. Gross spent ten years with "Big Six" public accounting firms specializing in banking and mortgage banking. Mr. Gross received his B.A. degree from Ohio Wesleyan University with a major in economics and his M.B.A. from Rutgers University.

  J. MARK KEMPTON is currently Executive Vice President, Finance and Investor Relations of IndyMac REIT. Mr. Kempton is responsible for the financial planning, central MIS, corporate development, and investor relations functions of IndyMac REIT. Prior to joining IndyMac REIT in November 1997, Mr. Kempton worked as a financial management consultant for Budetti, Harrison, Nerland and Associates LLC, a firm specializing in management consulting. He also worked for Kempton & Associates as a principal in management consulting. Additionally, he spent six years working as Chief Financial Officer of Merksamer Jewelers where he was responsible for accounting, reporting, tax, financing and consumer credit operations. Prior to 1990, he was a partner at KPMG Peat Marwick in Sacramento, California specializing in financial institutions. Mr. Kempton brings over twenty-five years' experience in financial accounting matters to his position at IndyMac REIT.

EXECUTIVE COMPENSATION

  Director Compensation. During 1997, each director, other than Mr. Perry who became a director in the fourth quarter of 1997 and was compensated as an executive officer of IndyMac REIT during 1997, was paid an annual retainer of $35,000 and was reimbursed for expenses related to attendance at each meeting. Each director who served on the Special Committee that was formed during 1996 and served through the second quarter of 1997 in connection with IndyMac REIT's acquisition of its manager, Countrywide Asset Management Corporation ("CAMC"), which was consummated upon receipt of stockholder approval at the end of the second quarter of 1997 ("Merger"), was paid a fee of $500 for each Special Committee meeting attended in person and was reimbursed for related expenses. On June 2, 1997, each outside director received a grant of stock options for 34,318 shares, each at an exercise price of $21.00 per share. These options become exercisable one year after the grant date. On June 2, 1997, Messrs. Loeb and Mozilo, who were both officers of IndyMac REIT during the fiscal year ended December 31, 1997, each received a grant of stock options for 285,660 shares, each at an exercise price of $21.00 per share. These options become exercisable one year after the grant date. On July 1, 1997, Mr. Perry received a grant of stock options for 125,000 shares at an exercise price of $23.9375 per share. These options become exercisable over a period of three years, one-third each on the first, second and third anniversary dates of the grant date.

  Effective July 21, 1995, the Board of Directors adopted a deferred compensation plan allowing payment of directors' fees to be deferred until the following year. No directors' fees earned in the fiscal year ended
December 31, 1997 were deferred until 1998.

  General. Prior to the consummation of the Merger on June 30, 1997, IndyMac REIT had no salaried employees and reimbursed CAMC, its manager, for operating expenses, including personnel costs, incurred by CAMC in operating IndyMac REIT's businesses. Upon consummation of the Merger, IndyMac REIT employed various salaried personnel hired from CAMC and other companies.

                          SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                          ------------
                                            ANNUAL COMPENSATION              AWARDS
                                     ------------------------------------ ------------
                                                               OTHER       SECURITIES
                                                              ANNUAL       UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR     SALARY      BONUS   COMPENSATION(8)  OPTIONS(#)  COMPENSATION(9)
---------------------------  ----    --------    -------- --------------- ------------ ---------------
David S. Loeb............    1997    $ 35,000(1) $    --       $ --         285,660        $  --
 Chairman of the Board       1996      35,000(1)      --         --         200,000           --
                             1995      31,200(1)      --         --         100,000           --

Angelo R. Mozilo.........    1997      35,000(1)      --         --         285,660           --
 Vice Chairman of the        1996      35,000(1)      --         --         200,000           --
  Board and                  1995      31,200(1)      --         --         100,000           --
 Chief Executive Officer

Michael W. Perry(2)......    1997(3)  605,000     850,000      2,083        125,000        39,673
 President and Chief         1996(3)  475,000     817,500      3,092        200,000        25,823
 Operating Officer           1995     350,000     550,000      1,075         20,000        19,298

Richard H. Wohl(4).......    1997(5)  225,000     325,000        --          40,000         4,750
 Senior Executive Vice       1996(5)  200,000     205,000         17         20,000         5,625
  President,                 1995     175,000     130,000        --          10,000         1,750
 General Counsel and
  Secretary

Kathleen H. Rezzo(4).....    1997(6)  180,000     354,000        217         25,000         4,750
 Senior Executive Vice       1996(6)  165,000     200,000        129         20,000         4,500
 President, CLCA             1995     125,000      40,000        --          10,000           --

S. Blair Abernathy(4)....    1997(7)  195,000     213,000      1,032         17,500         8,415
 Executive Vice President    1996(7)  180,000     160,000        499         15,000         9,634
  and                        1995     180,000     100,000        --          10,000         3,015
 Chief Investment Officer

--------
(1) Messrs. Loeb and Mozilo are directors and executive officers of IndyMac REIT. The amounts in this column represent fees paid for their services as directors of IndyMac REIT. Messrs. Loeb and Mozilo received no salary or bonus for their services as officers of IndyMac REIT.
(2) Mr. Perry is a director and an executive officer of IndyMac REIT. Mr. Perry, who became a director in the fourth quarter of 1997, was compensated as an executive officer of IndyMac REIT during 1997. See "Compensation Committee Report on Executive Compensation."
(3) 1997 compensation includes $48,583 of salary and $81,750 of bonus deferred until January 2002; 1996 compensation includes $88,333 of salary and $81,750 of bonus deferred until January 2001.
(4) Messrs. Wohl and Abernathy and Ms. Rezzo are executive officers of IndyMac REIT. See "Compensation Committee Report on Executive Compensation."
(5) 1997 compensation includes $2,000 of salary deferred until January 2002; 1996 compensation includes $1,167 of salary deferred until January 2001.
(6) 1997 compensation includes $17,000 of salary and $20,000 of bonus deferred until retirement, and 1997 bonus includes $50,000 of restricted stock granted on March 31, 1998 under the 1996 Plan (as defined herein), which will vest over five years, one-fifth on each of the first five anniversaries of the date of grant; 1996 compensation includes $10,000 of salary deferred until retirement.
(7) 1997 compensation includes $50,146 of salary and $120,000 of bonus deferred until January 2002; 1996 compensation includes $45,000 of salary and $120,000 of bonus deferred until January 2001.
(8) The amount of other annual compensation consists of interest accrued on deferred compensation in excess of the applicable federal rate.
(9) Amounts shown for 1997 consist of the following: (i) Mr. Perry: IndyMac REIT contribution to deferred compensation account--$12,605; split-dollar life insurance premiums paid by IndyMac REIT--$22,318; IndyMac REIT contribution to 401(k) Plan--$4,750; (ii) Mr. Wohl: IndyMac REIT contribution to 401(k) Plan--$4,750; (iii) Ms. Rezzo: IndyMac REIT contribution to 401(k) Plan--$4,750; and (iv) Mr. Abernathy: IndyMac REIT contribution to deferred compensation account--$4,063; IndyMac REIT contribution to 401(k) Plan--$4,352.

STOCK OPTION PLANS

  General. Pursuant to IndyMac REIT's 1985 Stock Option Plan (the "1985 Plan") and IndyMac REIT's 1996 Stock Incentive Plan (the "1996 Plan") (the 1985 Plan and the 1996 Plan are collectively referred to herein as the "Stock Option Plans"), stock options have been granted to directors and officers of IndyMac REIT, among others. Stock options also were granted previously to certain directors and executive officers of IndyMac REIT under the 1994 Stock Incentive Plan (the "1994 Plan"), which was cancelled in connection with IndyMac REIT's adoption of the 1996 Plan. The cancellation of the 1994 Plan did not affect the validity of stock options, certain of which are currently outstanding, granted thereunder prior to such cancellation.

                      STOCK OPTION GRANTS IN FISCAL 1997

                                                  INDIVIDUAL GRANTS
                         ---------------------------------------------------------------------
                         NUMBER OF
                         SECURITIES     % OF TOTAL
                         UNDERLYING   OPTIONS GRANTED   EXERCISE
                          OPTIONS      TO EMPLOYEES      PRICE     EXPIRATION    GRANT DATE
          NAME           GRANTED(#)   IN FISCAL YEAR  ($/SHARE)(3)    DATE    PRESENT VALUE(4)
          ----           ----------   --------------- ------------ ---------- ----------------
David S. Loeb...........  285,660(1)       18.81%       $21.0000     6/2/02       $864,893
Angelo R. Mozilo........  285,660(1)       18.81         21.0000     6/2/02        864,893
Michael W. Perry........  125,000(2)        8.23         23.9375     7/1/02        431,400
Richard H. Wohl.........   40,000(2)        2.63         23.9375     7/1/02        138,048
Kathleen H. Rezzo.......   25,000(2)        1.64         23.9375     7/1/02         86,280
S. Blair Abernathy......   17,500(2)        1.15         23.9375     7/1/02         60,396

--------
(1) Option was granted on June 2, 1997 and becomes exercisable on the first anniversary of the grant date, except in the event of a "Change in Control" as defined in the 1996 Plan (as used herein, an "IndyMac REIT Change in Control"). Upon an IndyMac REIT Change in Control, all options become immediately exercisable.
(2) Options were granted on July 1, 1997 and become exercisable as follows, except in the event of an IndyMac REIT Change in Control: one-third on the first anniversary of the grant date, one-third on the second anniversary of the grant date, and one-third on the third anniversary of the grant date. Upon an IndyMac REIT Change in Control, all options become immediately exercisable.
(3) The exercise price is the market value (defined as the average of the high and low sales prices on the New York Stock Exchange) on the date of grant.
(4) The present value of the options as of the grant date was calculated using the Black-Scholes options pricing model which has been modified to consider estimated cash dividends to be paid. The assumptions used in the model were: expected volatility of 30%, risk-free rate of return (approximately equal to the three year Treasury rate at the grant date) of 6.2%, dividend yield of 8% and time to exercise of three years. No discounting was done to account for non-transferability or vesting. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

  AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997 AND FISCAL YEAR END OPTION
                                    VALUES

                                                   NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                             SHARES                OPTIONS AT FY-END(#)          AT FY-END($)
                            ACQUIRED     VALUE   ------------------------- -------------------------
          NAME           ON EXERCISE(#) REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           -------------- -------- ----------- ------------- ----------- -------------
David S. Loeb...........          0     $     0    200,000      285,660    $1,143,760    $651,676
Angelo R. Mozilo........     55,693     580,221    235,705      285,660     1,593,750     651,676
Michael W. Perry........      8,602     105,106    108,763      258,333       821,716     470,838
Richard H. Wohl.........     18,666     113,951      5,000       43,334        28,594      38,862
Kathleen H. Rezzo.......          0           0     15,833       41,667       152,313     115,111
S. Blair Abernathy......      7,828      60,153          1       31,338             6      98,932

  Loan Plans. The Board of Directors has adopted three Loan Plans (the "Loan Plans") under which loans may be made to officers, directors and employees of IndyMac REIT in connection with the exercise of stock options granted under the 1985 Plan, the 1994 Plan and the 1996 Plan. Under the 1994 Loan Plan and the 1996 Loan Plan, the principal of any loan may not exceed (x) the purchase price required to be paid to IndyMac REIT upon the exercise of one or more options, plus (y) any applicable withholding taxes (so long as the sum of the preceding (x) and (y) does not exceed the fair market value of the stock on the date of the loan), less (z) any margin or other legally required amount, and any loan proceeds must be paid directly to IndyMac REIT in connection with the sale of the stock underlying such options. The 1985 Plan, by contrast, does not provide for loan amounts to include applicable withholding taxes. Under the 1985, 1994 and 1996 Loan Plans, loans may be extended for a period of five years, which term may be renewed, at an interest rate which is set by the Compensation Committee and is, at the option of the borrower, either fixed for the term of the loan or adjustable annually by the Compensation Committee, with such interest rate to be at all times at least sufficient to avoid imputed interest under the Internal Revenue Code of 1986, as amended (the "Code"). The loans under the Loan Plans are recourse loans and are secured by pledges of the Common Stock purchased upon the exercise of the stock options to which they relate. In the event of the sale or transfer of any of the shares of Common Stock pledged as security, except under certain limited conditions, the unpaid principal balance and accrued interest shall become immediately due and payable to the extent of the proceeds (net of brokerage fees) realized from such sale or transfer. The principal and interest on the loans made under the Loan Plans are payable quarterly, with any dividends paid on the pledged stock being applied against such installments. To the extent that a dividend for any quarter is insufficient to pay the accrued interest for a quarterly installment, the difference is added to the principal of the loan, and to the extent a quarterly dividend is insufficient to pay a quarterly installment of principal, the difference is payable at the end of the term of the loan.

  The following table sets forth information as of December 31, 1997 relating to loans made by IndyMac REIT to certain executive officers and directors of IndyMac REIT under the Loan Plans in connection with the exercise of stock options under the 1985 Plan, the 1994 Plan and the 1996 Plan.

                                                            HIGHEST
                               NOTES       BALANCE AT       BALANCE   INTEREST
           NAME             OUTSTANDING DECEMBER 31, 1997 DURING 1997   RATE
           ----             ----------- ----------------- ----------- --------
S. Blair Abernathy.........   Note 1        $ 17,104       $ 17,788     3.93%*
                              Note 2          36,425         38,932     3.93%*
                              Note 3          59,167         61,535     3.93%*
Lyle E. Gramley ...........   Note 1        $ 96,654       $146,183     6.87%**
Thomas J. Kearns...........   Note 1        $222,348       $244,270     6.63%**
Angelo R. Mozilo...........   Note 1        $ 88,044       $ 98,031     6.58%**
                              Note 2         732,462        781,665     6.23%**
                              Note 3          98,021        101,086     6.49%**
Frederick J. Napolitano....   Note 1        $ 81,750       $119,209     6.83%**
                              Note 2          85,081        130,704     6.83%**
                              Note 3         347,598        372,241     3.93%*
                              Note 4               0         27,685     5.49%**
Michael W. Perry...........   Note 1        $ 80,299       $ 92,267     5.61%**
                              Note 2          96,690        100,511     3.92%*
Richard H. Wohl............   Note 1        $ 25,675       $ 26,703     3.93%*
                              Note 2          59,174         61,542     3.93%*
                              Note 3          40,069         42,827     3.93%*
                              Note 4         199,836        199,836     3.93%*

--------
 * Adjustable rate note. Rate will be adjusted each subsequent year after the origination date according to the Applicable Federal Rate in effect at that time.
 ** Fixed rate note.

EMPLOYMENT AGREEMENTS

  On November 14, 1996, Michael W. Perry, the President and Chief Operating Officer of IndyMac REIT, entered into an employment agreement with CAMC, which IndyMac REIT assumed in connection with the Merger. During 1997, IndyMac REIT (through CAMC) also entered into employment agreements with Richard H. Wohl, Senior Executive Vice President and General Counsel and Kathleen H. Rezzo, Senior Executive Vice President, CLCA, and IndyMac Operating entered into an employment agreement with S. Blair Abernathy, Executive Vice President and Chief Investment Officer of IndyMac REIT. Each of the foregoing employment agreements provide for certain base compensation, incentive compensation and stock options, as well as certain other specified benefits, and, subject to certain limitations, each of the employment agreements will expire on December 31, 2000.

  Pursuant to the terms of their individual employment agreements, Messrs. Perry, Wohl and Abernathy and Ms. Rezzo were paid base salaries of $605,000, $225,000, $195,000 and $180,000, respectively, for fiscal year 1997. Although each of the employment agreements contemplates that a 15% increase in IndyMac REIT's earnings per share over the preceding fiscal year normally would result in a 10% increase in the annual rate of base compensation for each of the foregoing officers, the amount of such increase, if any, is to be determined by the Compensation Committee. The employment agreements also provide for incentive compensation in respect of each fiscal year ending during the term thereof in the form of an annual cash bonus calculated as follows: Mr. Perry, based on an incentive matrix relating to earnings per share for the applicable fiscal year and the percentage change in earnings per share from the prior year; Mr. Wohl, one-half based on an incentive matrix relating to earnings per share for the applicable fiscal year and the percentage change in earnings per share from the prior year and one-half based on the achievement of administrative and operational objectives by Mr. Wohl;

Mr. Abernathy, one-half based on an incentive matrix relating to targeted earnings per share growth and one-half based on the achievement of administrative and operational objectives by Mr. Abernathy; and Ms. Rezzo, 80% based on the CLCA Division's profitability for the applicable fiscal year and 20% based on Ms. Rezzo's achievement of corporate objectives. For fiscal year 1997, each of Messrs. Perry, Wohl and Abernathy and Ms. Rezzo received a cash bonus in the amount of $850,000, $325,000, $213,000 and $304,000, respectively. Additionally, for fiscal year 1997, Ms. Rezzo received $50,000 of restricted stock granted on March 31, 1998 under the 1996 Plan, which will vest over five years, one-fifth on each of the first five anniversaries of the date of grant.

  In 1997, IndyMac REIT's stockholders approved the annual cash incentive compensation provisions of Mr. Perry's employment agreement so that such compensation will qualify for a tax deduction for IndyMac REIT pursuant to
Section 162(m) of the Code. Section 162(m) limits the corporate deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1 million unless the amount by which such compensation exceeds the $1 million threshold is based upon performance goals that are subject to stockholder approval.

  The employment agreements provide for additional incentive compensation in the form of grants of stock options for such number of shares of IndyMac REIT Common Stock as the Compensation Committee in its sole discretion determines, taking into account each officer's and IndyMac REIT's performance and the competitive practices then prevailing regarding the granting of stock options. Messrs. Perry's and Wohl's employment agreements further contemplate that, subject to the foregoing, Messrs. Perry and Wohl will receive an annual stock option with respect to between 100,000 and 150,000 shares and between 25,000 and 75,000 shares, respectively, with each annual grant targeted at 125,000 and 50,000, respectively, for "good performance." All stock options granted to Messrs. Perry, Wohl and Abernathy and Ms. Rezzo will be awarded pursuant to IndyMac REIT's then current stock option plan, will have an exercise price equal to the fair market value of the IndyMac REIT Common Stock at the time of the grant, will become exercisable in three equal installments on each of the first three anniversaries of the date of the grant, and will become immediately and fully exercisable in the event of a Change of Control (as such term is defined in the employment agreements) or in the event that Messrs. Perry's, Wohl's or Abernathy's or Ms. Rezzo's employment, as the case may be, is terminated due to death or disability or by IndyMac REIT (or any successor thereto) other than for Cause (as such term is defined in the employment agreements). For fiscal year 1997, the Compensation Committee awarded Messrs. Perry, Wohl and Abernathy and Ms. Rezzo 125,000, 40,000, 17,500 and 25,000 stock options, respectively.

  In consideration of an agreement generally not to compete with IndyMac REIT within North America for a period of one year after termination of employment, Messrs. Perry, Wohl and Abernathy and Ms. Rezzo will receive certain severance payments upon termination of employment for reasons other than for Cause (as such term is defined in the employment agreements), or with respect to Messrs. Perry and Wohl, Good Reason (as such term is defined in the employment agreements). Under the terms of the employment agreements, the amount of the severance payment will equal the sum of the officer's annual base salary at the time of termination, the incentive compensation relating to the immediately preceding fiscal year, any unpaid incentive compensation that relates to the prior fiscal year, and any proportional payment of incentive compensation due for the current year, based on the aggregate incentive compensation for the immediately preceding fiscal year (if such termination occurs on a date prior to the end of a fiscal year). In addition, with respect to Messrs. Perry and Wohl, if either officer is terminated within two years after a Change of Control (as such term is defined in the employment agreements), each officer's severance payment will equal twice the sum of the foregoing amount.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

 General

  Compensation for the executive officers of IndyMac REIT is administered under the direction of the Compensation Committee. The Compensation Committee is composed of Messrs. Gramley, Kearns and Napolitano, who are non-employee directors of IndyMac REIT. IndyMac REIT's executive compensation program consists of three main components: (1) base compensation, (2) annual cash incentive compensation, and (3) stock options to provide long-term incentives for performance and to align executive officer and stockholder interests.

  The philosophy behind IndyMac REIT's executive compensation programs is to attract, motivate and retain the executives needed in order to maximize the creation of long-term stockholder value. The factors generally used by the Compensation Committee to calculate compensation of executive officers are as follows: (i) the responsibilities of the executive officers with IndyMac REIT,
(ii) completion of individual business objectives established prior to the beginning of each fiscal year, (iii) business unit and overall performance of IndyMac REIT, including earnings per share for the applicable fiscal year and the percentage change in earnings per share from the prior fiscal year, and
(iv) amount, form and timing of prior compensation amounts.

 Compensation of Chairman, Vice Chairman and Chief Executive Officer, and President and Chief Operating Officer

  During fiscal year 1997, Messrs. Loeb and Mozilo received no base salary or cash bonus compensation for their services as IndyMac REIT executive officers. As directors of IndyMac REIT, each of Messrs. Loeb and Mozilo was paid an annual retainer of $35,000 and was reimbursed for expenses related to attendance at each IndyMac REIT Board meeting.

  Compensation for fiscal year 1997 for Mr. Perry was determined pursuant to the terms of his employment agreement. See "Employment Agreements." Mr. Perry's employment agreement contemplates that a 15% increase in IndyMac REIT's earnings per share over the preceding fiscal year normally would result in a 10% increase in the annual rate of base compensation, although the exact amount of such increase, if any, is determined by the Compensation Committee. The percentage change in earnings per share between fiscal years 1995 and 1996 was 25.6%. Based on this factor, the Compensation Committee increased Mr. Perry's 1996 base compensation rate (which was $550,000 for the second half of 1996) by 10%, to $605,000, for fiscal year 1997. For fiscal year 1997, the Compensation Committee also awarded an annual cash incentive to Mr. Perry, which was determined by reference to an incentive matrix contained in Mr. Perry's employment agreement. The two variables in the incentive matrix are the earnings per share of IndyMac REIT for the applicable fiscal year and the percentage change in earnings per share from the prior year. For fiscal year 1997, IndyMac REIT's earnings per share were $1.79 and the percentage change in earnings per share from fiscal year 1996 was 18.5%. Based on the foregoing factors, the Compensation Committee awarded Mr. Perry an annual cash incentive of $850,000 for fiscal year 1997.

 Compensation of Other Named Executive Officers

  Compensation for fiscal year 1997 for Messrs. Wohl and Abernathy and Ms. Rezzo was determined pursuant to the terms of their respective employment agreements. See "Employment Agreements." Pursuant to their respective employment agreements, for fiscal year 1997, the annual base compensation rates for Messrs. Wohl and Abernathy and Ms. Rezzo were set at $225,000, $195,000 and $180,000, respectively. In setting these 1997 annual base compensation rates for Messrs. Wohl and Abernathy and Ms. Rezzo, the Compensation Committee considered the responsibilities of these executive officers, the completion of previously established business objectives by each of them, individual business unit and overall performance of IndyMac REIT, and the amount, form and timing of prior compensation amounts for each of them. For fiscal year 1997, the Compensation Committee also awarded an annual cash incentive of $325,000, $213,000 and $304,000 to Messrs. Wohl and Abernathy and Ms. Rezzo, respectively, based on the following: for Mr. Wohl, an incentive matrix relating to earnings per share for fiscal year 1997 and the percentage change in earnings per share from fiscal year 1996 and Mr. Wohl's achievement of administrative and operational objectives; for Mr. Abernathy, an incentive matrix relating to targeted earnings per share growth and Mr. Abernathy's achievement of administrative and operational objectives; and for Ms. Rezzo, the CLCA Division's profitability for fiscal year 1997 and Ms. Rezzo's achievement of corporate objectives. To recognize Ms. Rezzo's contribution to the CLCA Division's achievement of profits in excess of the targeted goals for the CLCA Division for fiscal year 1997, the Compensation Committee also awarded Ms. Rezzo $50,000 of restricted stock granted on March 31, 1998 under the 1996 Plan, which will vest over five years, one-fifth on each of the first five anniversaries of the date of grant.

 Stock Options

  In addition to reviewing the compensation arrangements of executive officers, the Compensation Committee awarded stock options pursuant to the 1996 Plan, which was approved by stockholders on May 29, 1996. Under the 1996 Plan, executive officers are eligible to receive options, stock appreciation rights and certain other share related awards. The Compensation Committee determined such awards by using the criteria set forth in the 1996 Plan, which includes the responsibilities and contributions of the individual and the other compensation payable to such person.

  In considering the stock option awards for Messrs. Loeb and Mozilo during fiscal year 1997, the Compensation Committee followed the guidelines adopted by the Committee in July, 1996 to aid the Committee's annual determination of appropriate stock option awards for Messrs. Loeb and Mozilo. The guidelines are discretionary and do not constitute a binding commitment on the part of the Committee to grant specific awards to Messrs. Loeb and Mozilo, and may be revised or revoked by the Committee at any time.

  The guidelines seek to condition the award of stock options to Messrs. Loeb and Mozilo on the growth (if any) in IndyMac REIT's aggregate earnings, and on whether IndyMac REIT meets its earnings per share goals as established by the Board of Directors for each fiscal year. The guidelines create a formula which takes (a) prior fiscal year aggregate earnings for IndyMac REIT, multiplied by
(b) a multiplier factor of .003, multiplied by (c) a percentage which varies between 125% to 50%, based on whether IndyMac REIT exceeded or failed to meet its earnings per share goal for the prior fiscal year, multiplied by (d) a fraction, the numerator of which is aggregate earnings for IndyMac REIT for the prior fiscal year, and the denominator of which is aggregate earnings for IndyMac REIT for the fiscal year preceding the prior fiscal year. The multiplier factor of .003 was determined by taking the number of options awarded to each of Mr. Loeb and Mr. Mozilo for 1995 (150,000) divided by IndyMac REIT's aggregate earnings for 1995 ($50,000,000). The guidelines also provide for a minimum award of 150,000 shares and a maximum award of 0.5% of the total IndyMac REIT Common Stock outstanding at the time of the grant for each of Messrs. Loeb and Mozilo.

  The Committee adopted the guidelines with a view toward creating long-term incentives for performance on the part of Mr. Loeb and Mr. Mozilo, and to better align their interests with those of IndyMac REIT's stockholders. The Committee recognized that Mr. Loeb and Mr. Mozilo contribute substantial time and experience to the business affairs of IndyMac REIT, and that they receive no base, incentive or other compensation besides stock options and directors' fees. Based on the foregoing guidelines, the Compensation Committee awarded each of Messrs. Loeb and Mozilo 285,660 stock options during fiscal year 1997.

  Pursuant to the terms of each of Messrs. Perry's, Wohl's and Abernathy's and Ms. Rezzo's employment agreements, in considering the stock option award for each of Messrs. Perry, Wohl and Abernathy and Ms. Rezzo during fiscal year 1997, the Compensation Committee considered the performance of each of Messrs. Perry, Wohl and Abernathy and Ms. Rezzo and the performance of IndyMac REIT in meeting earnings per share goals. Based on the foregoing, the Compensation Committee awarded Messrs. Perry, Wohl and Abernathy and Ms. Rezzo 125,000, 40,000, 17,500 and 25,000 stock options, respectively, during fiscal year 1997.

 Deductibility of Compensation

  Section 162(m) of the Code limits the corporate deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1 million unless the amount by which such compensation exceeds the $1 million threshold is based upon performance goals that are subject to stockholder approval. In 1997, IndyMac REIT's stockholders approved the annual cash incentive compensation provisions of Mr. Perry's employment agreement so that such compensation will qualify for a tax deduction for IndyMac REIT pursuant to Section 162(m).

  The Committee's policy on deductibility is generally to develop compensation plans that provide for the payment of compensation which is tax deductible to IndyMac REIT, while recognizing that the legitimate interests of IndyMac REIT and its stockholders may at times be better served by compensation arrangements that are not deductible.

                                          The Compensation Committee

                                          Lyle E. Gramley
                                          Thomas J. Kearns
                                          Frederick J. Napolitano

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During fiscal year 1997, Messrs. Gramley, Kearns and Napolitano served as members of the Compensation Committee. No member of the Compensation Committee was, during the fiscal year, an officer or employee of IndyMac REIT, nor was any member of the Compensation Committee formerly an officer of IndyMac REIT. No executive officer of IndyMac REIT served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the Compensation Committee or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on the Board of Directors.

CERTAIN TRANSACTIONS WITH MANAGEMENT AND BUSINESS RELATIONSHIPS

  IndyMac REIT, through its CLCA Division, has from time to time made loans to builders of residential construction projects secured by real property purchased by such builders from a company doing business as Loeb Enterprises, LLC, in which IndyMac REIT's chairman and former chief executive officer is a major investor together with his family. The non-family executive managers of Loeb Enterprises, LLC, who run the day-to-day operations of Loeb Enterprises, LLC, own approximately 35 percent of the equity and profits of that company. Each project is part of a master planned community being developed by Loeb Enterprises, LLC, which includes various amenities, including an 18 hole golf course.

  In the case of each project financed by the CLCA Division, the builder is not affiliated with either IndyMac REIT or Loeb Enterprises, LLC, the general risk characteristics of the construction loan are comparable to those for similar projects funded by the CLCA Division, and the construction loan facility between the CLCA Division and the builder has been negotiated at arms' length on terms consistent with those of similar loans made by the CLCA Division to other unaffiliated builders. Moreover, the terms of each credit facility have been disclosed to and approved by the disinterested members of the Board of Directors of IndyMac REIT pursuant to Section 144 of the DGCL.

  As of December 31, 1997, the CLCA Division had extended six construction loan facilities to builders secured by property originally purchased from Loeb Enterprises, LLC, with total dollar commitments of $19,757,323, and total loan outstandings of $7,162,256. Loeb Enterprises, LLC, has posted a bond for the completion of certain infrastructure improvements such as arterial roads, drainage, and utilities in the portion of the master planned community in which builders are currently building, and these improvements have been substantially completed. In addition, the builders are contractually responsible to the city of Sparks, Nevada for certain other improvements such as roads, drainage, and utilities, within the specific subdivisions of property they have purchased.

  From time to time, certain directors and executive officers of IndyMac REIT and IndyMac Operating and associates of such persons were indebted to IndyMac REIT and IndyMac Operating, as customers, in connection with mortgage loans and other extensions of credit by IndyMac REIT and IndyMac Operating. These transactions were in the ordinary course of business; they were substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, except that for some loan products interest rates charged were the same as the lowest interest rates charged other persons or were more favorable for IndyMac REIT and IndyMac Operating employees and directors than for other persons; and they did not involve more than the normal risk of collectibility or present other unfavorable features. In addition, directors, officers and employees of IndyMac REIT and IndyMac Operating are entitled to receive certain discounts or waivers of fees or commissions for certain products and services offered by IndyMac REIT and IndyMac Operating.

STOCK PERFORMANCE GRAPH

  The following chart compares the total stockholder return (stock price increase plus dividends) on the IndyMac REIT Common Stock from January 1, 1993 through December 31, 1997 with the total stockholder returns for the NYSE Market Index and the Peer Group Index. The graph assumes that the value of the investment in the IndyMac REIT Common Stock and each index was $100 on January 1, 1993 and that all dividends were reinvested.

               COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN/(1)/
       AMONG INMC MORTGAGE HOLDINGS, INDUSTRY INDEX AND BROAD MARKET

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           INMC MORTGAGE   INDUSTRY      BROAD
(Fiscal Year Covered)        HOLDINGS        INDEX         MARKET
---------------------        ----------      ---------     ----------
Measurement Pt-  1992        $100            $100          $100
FYE   1993                   $199.02         $116.88       $113.54
FYE   1994                   $185.48         $117.86       $111.33
FYE   1995                   $403.79         $138.42       $144.36
FYE   1996                   $555.18         $185.07       $173.9
FYE   1997                   $653.38         $218.05       $228.78

                     ASSUMES $100 INVESTED ON JAN. 1, 1993
                      ASSUMES DIVIDENDS REINVESTED THROUGH
                        FISCAL YEAR ENDING DEC. 31, 1997

(1) Peer group is Media General Financial Services industry group of real estate investment trusts, which includes IndyMac REIT.

SECTION 16 DISCLOSURE

  Section 16 of the Securities Exchange Act of 1934 requires IndyMac REIT's directors and executive officers to report their ownership of and transactions in IndyMac REIT's Common Stock to the Securities and Exchange Commission and the New York Stock Exchange. Copies of these reports are also required to be supplied to IndyMac REIT. Specific dates for filing these reports have been established by the Securities and Exchange Commission, and IndyMac REIT is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during 1997. Based solely on its review of the copies of the reports prepared or received by it, IndyMac REIT believes that all such filing requirements were satisfied, except that Mr. Mozilo filed one late report relating to the exempt exercise of stock options as a result of an error by IndyMac REIT.

                                 PROPOSAL TWO

               CHANGING THE NAME OF INMC MORTGAGE HOLDINGS, INC.

  The Board of Directors has determined that it would be in the best interests of INMC Mortgage Holdings, Inc. to amend Article I of its Certificate of Incorporation to change INMC Mortgage Holdings, Inc.'s name to "IndyMac Mortgage Holdings, Inc.", a name that INMC Mortgage Holdings, Inc. has been using as a fictitious business name since January 1998, in order to reflect the increasingly distinctive market identity of the "IndyMac" name and the businesses and proprietary products associated with that name. The Board of Directors has voted unanimously to recommend such amendment to INMC Mortgage Holdings, Inc.'s stockholders for adoption.

  IndyMac Operating previously granted INMC Mortgage Holdings, Inc. a license to use the "IndyMac" name, and INMC Mortgage Holdings, Inc. previously filed fictitious business name applications in several counties of California, New York and Delaware relating to its use of the "IndyMac Mortgage Holdings, Inc." name. The text of the proposed amendment is included as Appendix A to this Proxy Statement.

VOTING

  Under the DGCL, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required to adopt the proposed amendment to the Certificate of Incorporation. Shares not voted, abstentions and broker non-votes will have the same effect as a vote against the proposed amendment. If shares are held by a broker in a street name, the broker will be entitled to vote such shares absent specific instructions from the beneficial owners thereof.

  If the required vote is obtained, INMC Mortgage Holdings, Inc. intends to file a Certificate of Amendment with the Secretary of State of the State of Delaware to effect the amendment immediately following the Annual Meeting. In accordance with Delaware law and notwithstanding approval of the amendment by the stockholders, at any time prior to the filing of the Certificate of Amendment, the Board of Directors may, in its discretion, abandon the proposed amendment without further action by the stockholders.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE.

                                PROPOSAL THREE

                   AMENDMENT OF CERTIFICATE OF INCORPORATION
          TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK

  The Board of Directors has determined that an amendment to IndyMac REIT's Certificate of Incorporation increasing the number of authorized shares of Common Stock from 100,000,000 to 200,000,000 shares is advisable and has voted unanimously to recommend such amendment to IndyMac REIT's stockholders for adoption.

  The full text of the proposed amendment is included herein as Appendix B to this Proxy Statement, and the following description is qualified in its entirety by reference thereto.

  IndyMac REIT's presently authorized capital stock consists of a single class of 100,000,000 shares of Common Stock. At December 31, 1997, 63,351,616 shares of Common Stock were outstanding and an aggregate of 4,892,592 shares of Common Stock were reserved for issuance upon exercise of options granted or which may be granted under IndyMac REIT's stock option plans. The Board of Directors has recommended that the stockholders increase the number of authorized shares of Common Stock to 200,000,000 shares.

  The Board of Directors believes that it is prudent to have available for issuance additional shares of Common Stock for such corporate purposes as the Board of Directors, from time to time, may deem necessary and advisable, including but not limited to raising capital, financing acquisitions, possible stock splits or stock dividends or implementing a stockholder rights plan.

  If the proposed amendment is approved, the additional shares may be issued for proper purposes under terms and conditions approved by the Board of Directors without further actions by the stockholders, except with such stockholder approval as may be required by law or the rules and policies of the stock exchanges on which the Common Stock is then listed. In addition, the increase in the number of authorized shares of Common Stock would allow the Board of Directors to oppose a hostile takeover attempt or delay or prevent changes in control of management of IndyMac REIT.

  The existence of unissued and unreserved Common Stock will not, by itself, have any effect on the rights of holders of existing Common Stock. The issuance of additional shares of Common Stock could adversely affect existing holders of shares of Common Stock by diluting the per share earnings and the voting power of the outstanding Common Stock and diminishing the amount of assets available for the existing Common Stock holders upon dissolution, liquidation or winding up of IndyMac REIT.

  Under IndyMac REIT's Certificate of Incorporation, IndyMac REIT's stockholders do not have preemptive rights to acquire capital stock that may be issued by IndyMac REIT.

VOTING

  Under the DGCL, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required to adopt the proposed amendment to the Certificate of Incorporation. Shares not voted, abstentions and broker non-votes will have the same effect as a vote against the proposed amendment. If shares are held by a broker in a street name, the broker will be entitled to vote such shares absent specific instructions from the beneficial owners thereof.

  If the required vote is obtained, IndyMac REIT intends to file a Certificate of Amendment with the Secretary of State of Delaware to effect the amendment immediately following the Annual Meeting. In accordance with Delaware law and notwithstanding approval of the amendment by the stockholders, at any time prior to the filing of the Certificate of Amendment, the Board of Directors may, in its discretion, abandon the proposed amendment without further action by the stockholders.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSED INCREASE IN THE AUTHORIZED SHARES OF COMMON STOCK. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE.

                                 PROPOSAL FOUR

            AMENDMENT OF CERTIFICATE OF INCORPORATION TO AUTHORIZE
             THE CREATION OF 10,000,000 SHARES OF PREFERRED STOCK.

  The Board of Directors has determined that an amendment to IndyMac REIT's Certificate of Incorporation authorizing the creation of 10,000,000 shares of preferred stock, $0.01 par value ("Preferred Stock"), is advisable and has voted unanimously to recommend such amendment to IndyMac REIT's stockholders for adoption.

  The full text of the proposed amendment is included herein as Appendix B to this Proxy Statement, and the following description is qualified in its entirety by reference thereto.

  The Preferred Stock would be issuable by the Board of Directors, from time to time, in one or more series, with the designation, powers, preferences and rights as determined by the Board of Directors without any further stockholder approval unless required by law or applicable stock exchange rules. Such designation, powers, preferences and rights may include, but are not limited to, (i) the number of shares, (ii) dividend rights, (iii) voting rights,
(iv) conversion privileges, (v) redemption provisions, (vi) sinking fund provisions, (vii) rights upon liquidation, dissolution or winding up of IndyMac REIT and (viii) other rights, preferences and limitations of such series.

  As a real estate investment trust, IndyMac REIT is required to distribute 95% of its annual taxable income to its stockholders and is therefore limited in its ability to retain earnings. As a result, IndyMac REIT is more reliant on measures such as the issuance of Preferred Stock to raise capital. The proposed amendment would make available to IndyMac REIT the flexibility to address potential future financing needs by creating a series of Preferred Stock customized to meet the needs of any particular transaction, for such corporate purposes as the Board of Directors, from time to time, may deem necessary and advisable, including but not limited to raising capital and financing acquisitions.

  Furthermore, the authorization of the Preferred Stock would place the Board of Directors in a position to make a change of control in IndyMac REIT more difficult. Depending upon the terms and provisions applied to a new series of Preferred Stock, a voting impediment could be created that might tend to frustrate persons seeking to effect a takeover of IndyMac REIT. Such Preferred Stock could be privately placed with purchasers supporting the Board of Directors in opposing a change in control. In addition, the Board of Directors could authorize holders of a series of Preferred Stock to vote as a class, either separately or with the holders of Common Stock, and the Preferred Stock could be issued with such extraordinary conversion or redemption features as would make IndyMac REIT less attractive to a potential takeover bidder.

  There are no present arrangements, commitments, undertakings or pending negotiations for the issuance of the Preferred Stock. The holders of shares of IndyMac REIT's Common Stock are not entitled to any preemptive rights and the issuance of shares of Preferred Stock could have the effect of reducing or otherwise affecting the relative rights of the holders of the Common Stock with respect to their voting rights, dividend privileges and liquidation preferences in IndyMac REIT. To the extent that dividends will be payable on any issued shares of Preferred Stock, the result would be to reduce the amount otherwise available for payment of dividends on the shares of Common Stock that are presently issued. To the extent that voting rights are conferred upon the holders of Preferred Stock, the general effect of the authorization of the Preferred Stock, upon issuance, would be to dilute the present voting power of the current holders of Common Stock. In addition, to the extent that holders of Preferred Stock receive superior rights in the event of any dissolution, liquidation or winding up of IndyMac REIT, the rights of holders of Common Stock to a distribution of IndyMac REIT's assets will be diminished.

VOTING

  Under the DGCL, the affirmative vote of the holders of a majority of the outstanding shares of IndyMac REIT Common Stock entitled to vote at the Annual Meeting is required to adopt the proposed amendment. Shares not voted, abstentions and broker-non votes will have the same effect as a vote against the proposed amendment. If shares are held by a broker in a street name, the broker will not be entitled to vote such shares absent specific instructions from the beneficial owners thereof.

  If the required vote is obtained, IndyMac REIT intends to file a Certificate of Amendment with the Secretary of State of the State of Delaware to effect the amendment immediately following the Annual Meeting. In accordance with Delaware law and notwithstanding approval of the proposed amendment by the stockholders, at any time prior to the filing of the Certificate of Amendment, the Board of Directors may, in its discretion, abandon such proposed amendment without further action by the stockholders.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSED CREATION OF PREFERRED STOCK. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE.

                                 PROPOSAL FIVE

                   APPROVAL OF THE 1998 STOCK INCENTIVE PLAN

  At the annual meeting, stockholders will be asked to approve IndyMac REIT's 1998 Stock Incentive Plan (the "Plan" or the "1998 Plan"), adopted by the Board of Directors on January 27, 1998, which authorizes 6,400,000 shares (subject to adjustments under the Plan) of IndyMac REIT's Common Stock, $0.01 par value, for issuance under the Plan. The closing price of IndyMac REIT's Common Stock on February 27, 1998 was $26.50.

  This summary of the material terms of the Plan is qualified in its entirety by the full text of the Plan, a copy of which is available for review at the principal executive offices of IndyMac REIT and will be furnished to stockholders without charge upon written request directed to Investor Relations, INMC Mortgage Holdings, Inc., 155 North Lake Avenue, P.O. Box 7137, Pasadena, CA 91109-7137 (telephone: (800) 669-2300).

DESCRIPTION OF PLAN

  The purpose of the Plan is to enable IndyMac REIT, IndyMac Operating and any of their respective subsidiaries or affiliates to attract, retain and motivate their employees, consultants, agents, officers and directors by providing incentives related to equity interests in and the financial performance of IndyMac REIT. The Plan consists of two separate components: the Employee Program and the Non-Employee Director Program.

  Under the Employee Program, awards may be granted to any person (including any director of IndyMac REIT or IndyMac Operating) who is an officer or employee of IndyMac REIT, IndyMac Operating, or any of their respective subsidiaries or affiliates or an individual who performs services for IndyMac REIT, IndyMac Operating, or any of their respective subsidiaries or affiliates of a nature similar to those performed by officers or employees, such as consultants and agents, and any non-employee director of IndyMac Operating who is not also a member of the Board of Directors of IndyMac REIT (any of the foregoing, an "Employee").

  Under the Non-Employee Director Program, nonqualified options ("Director Options") will be automatically granted to each director of IndyMac REIT who is not an officer or employee of IndyMac REIT, IndyMac Operating, or any of their respective subsidiaries or affiliates and who does not perform services for IndyMac REIT, IndyMac Operating, or any of their respective subsidiaries or affiliates of a nature similar to those performed by employees ("Non-Employee Director"). Currently, there are three Non-Employee Directors of IndyMac REIT. Non-Employee Directors are not eligible for awards under the Employee Program. Directors who are Employees (as previously defined) are eligible to receive awards only under the Employee Program. Messrs. David S. Loeb, Angelo R. Mozilo and Michael W. Perry currently are eligible for Employee awards under the Employee Program. All other IndyMac REIT directors currently are eligible only for the Director Options.

  The Employee Program does not prescribe limitations on the price of awards (except that stock options may not be granted at less than fair market value on the date of grant) or require minimum holding periods or vesting periods. To the extent such restrictions are deemed appropriate by the Compensation Committee of the Board of Directors (the "Committee") to a particular type of award, to particular individuals, or in particular circumstances, such restrictions will be included in the individual award memorandum memorializing the grant of the award to the recipient and setting forth certain specifics with respect to the terms and conditions of the award (the "Award Memorandum").

  The Employee Program will be administered by the Committee. The Board of Directors has delegated to the Committee complete administrative authority with respect to the Employee Program, including the authority to grant (and amend) any award or combination of stock options, stock appreciation rights, restricted or performance stock, stock bonuses, dividend equivalents, performance awards and other stock related benefits, payable in stock and/or cash. The Non-Employee Director Program is a formula plan and, to the maximum extent feasible, self-effectuating.

  As of February 28, approximately 185 officers and employees of IndyMac REIT and approximately 647 officers and employees of IndyMac Operating were eligible under the Employee Program, subject to the power of the Committee to determine all eligible employees and other persons (other than ineligible directors) to whom awards will be granted.

  The maximum number of shares subject to stock options, stock appreciation rights (individually "SAR", collectively "SARs") and awards of restricted stock which may be granted under the Employee Program to any eligible individual under the Employee Program in any year may not exceed 500,000, subject to adjustment. The limit on the total number of shares that may be granted under the Plan is 6,400,000 shares, plus the number of shares remaining for grant under the 1996 Plan on the date the 1996 Plan is canceled. (On February 28, 1998, 1,417,860 shares were remaining under the 1996 Plan.)

  The Committee may grant to a holder of an award under the Employee Program, if he or she is otherwise eligible and (where consent is required) consents, a new or modified award in lieu of an award previously granted with respect to a number of shares, at an exercise price and for a length of time, which is greater or lesser than that under the earlier award, or may do so by cancellation and regrant, amendment, substitution or otherwise, subject only to the general limitations of the Plan or under applicable law.

  In determining the persons to whom awards will be granted under the Employee Program and the amount of such awards, the Committee typically will consider the responsibilities and contributions of such persons, their other compensation, other factors deemed relevant in light of the type of award under consideration and the purposes of the Plan, as well as applicable legal requirements.

  Options and similar rights, as well as restricted shares or other awards (prior to vesting), will be non-transferrable, with limited exceptions. In general, stock options exercisable as of the date of a participant's termination of service will remain exercisable for a period of three months following termination of service, except that special provisions apply in the event of death, permanent disability or termination for cause.

 Employee Program

  Awards under the Employee Program are not limited to any particular form or structure and the Committee may grant any combination of stock options (both incentive and non-qualified), restricted or performance stock, cash and stock bonuses, SARs, dividend equivalents, performance awards and other stock related benefits.

  The Committee may delegate ministerial, non-discretionary functions to individuals who are officers or employees of IndyMac REIT. The Committee also may delegate to certain officers of IndyMac REIT (i) the authority to grant awards under the Employee Program, provided that such delegation is set forth in writing and includes all applicable limitations and parameters to such awards, and provided further that such awards are subsequently ratified by the Committee; and (ii) with respect to unvested awards that are incentive stock options that have been granted to an employee of IndyMac REIT (other than an employee who is subject to Section 16 of the Exchange Act), the authority to accelerate the exercisability of such incentive stock options to allow them to be exercised within the three-month period commencing upon the date that the employee's employment by IndyMac REIT terminates by reason of the transfer of such employee to employment by IndyMac Operating, provided, however, that to the extent (A) such accelerated stock options are not exercised prior to the expiration of such three-month period, or (B) the acceleration of the exercisability of such stock options causes such stock options to fail to satisfy the requirements of Section 422(d) of the Code, such stock options shall automatically be converted into non-qualified stock options and shall continue to be exercisable in accordance with their terms (as accelerated stock options) until they expire or otherwise terminate under the terms of the Plan.

  Stock options provide for the right to purchase Common Stock at a price not less than the fair market value of the Common Stock on the effective date of the grant. Options may be granted, typically without any specific consideration but subject to vesting limitations, for a term that may not exceed ten years. Incentive stock options, if used, will be designed to comply with the provisions of the Code and will be subject to restrictions contained in the Code, but may be subsequently modified to disqualify them from such treatment.

  SARs may be granted in connection with stock options and other awards, or separately. SARs granted by the Committee in connection with stock options or other awards typically will provide for payments to the holder based upon the increase in the price of IndyMac REIT's Common Stock over the exercise price of the related option or other award, but may also or alternatively be based upon criteria such as book value or earnings. The SARs may provide that the holder of the SARs may exercise the SAR and/or the option or other awards in whole or in part. The Committee may elect to pay SARs in cash or in Common Stock or in a combination of cash and Common Stock. SARs limited to change in control situations or other extraordinary events are also authorized.

  Restricted and unrestricted stock may be awarded or sold to eligible participants under the Plan for such lawful consideration with a value not less than the par value per share and subject to such restrictions as may be determined by the Committee. Restricted stock typically will be subject to forfeiture if the applicable restrictions (which may include the lapse of time, performance criteria or other factors) do not lapse and generally will be nontransferable until such restrictions lapse. Recipients of restricted stock, unlike recipients of options, may have voting rights and receive dividends on the shares prior to the time when the restrictions lapse.

  Performance awards may be granted by the Committee. Generally, these awards, if granted in the future, will be based upon specific agreements and may be paid in cash or in Common Stock or in a combination of cash and Common Stock. Performance awards may include "phantom" stock awards that provide for payments based upon increases in the price or value of IndyMac REIT's Common Stock over a predetermined period. These awards do not involve the issuance of IndyMac REIT stock but are hypothetical stock "units" that are granted to a participant and upon which the value of any incentive award will be calculated. Performance awards may also include cash and stock bonuses that may be granted by the Committee on an individual or group basis and may be payable in cash or in Common Stock or in a combination of cash and Common Stock.

  If expressly provided by the Committee, awards of restricted stock may be made to the holder of any option, based upon dividends or distributions that would have been received had the Common Stock covered by the option been issued and outstanding on the applicable dividend record date. The terms and conditions of any such awards of restricted stock will be specified by the applicable Award Memorandum.

  The Committee may approve any combination of payment in cash or Common Stock to any participant in respect of any performance or incentive award under the Plan and may approve a payment in Common Stock, or an option or other right to purchase Common Stock, as part of a deferred compensation arrangement, made in lieu of all or any portion of the compensation otherwise payable to an eligible employee.

  If the recipient of a stock option award under the Employee Program terminates service as an Employee for a reason other than cause (as determined by the Committee in its sole discretion), death, or permanent and total disability, the holder may at any time within a period of three months after such termination exercise such stock option to the extent such stock option was exercisable on the date of such termination. If the holder terminates service as an Employee by reason of permanent and total disability, or if the holder becomes permanently and totally disabled within three months after termination (other than termination for cause), the holder may at any time within a period of twelve months after such termination exercise such stock option to the extent such stock option was exercisable on the date of such termination. Finally, if the holder terminates service as an Employee by reason of death, or if the holder dies within three months after termination (other than termination for cause), then such stock option may be exercised within a period of twelve months after the holder's termination of service as an Employee, to the extent such stock option was exercisable on the date of such termination. In no event, however, may any stock option be exercised by any holder after its expiration date.

  The Plan generally provides for full vesting and acceleration of exercise of awards under the Employee Program in the event of a change in control of IndyMac REIT, although the Committee may limit the duration of such acceleration of Employee awards. A change in control occurs under the Plan when (w) there is a complete liquidation or dissolution of IndyMac REIT or a disposition of all or substantially all of the assets of IndyMac REIT (other than a transfer to a subsidiary of IndyMac REIT); (x) a merger, consolidation or reorganization involving IndyMac REIT is consummated, unless such transaction is a Non-Control Transaction (as defined in the Plan); (y) any entity or group acquires (other than directly from IndyMac
REIT) 25% or more of the then outstanding Common Stock or the combined voting power of IndyMac REIT's then outstanding voting securities (provided that acquisitions of such securities by (i) IndyMac REIT or any of its subsidiaries, (ii) any employee benefit plan maintained by IndyMac REIT, IndyMac Operating or any subsidiary of IndyMac REIT or (iii) any other entity or group in connection with a Non-Control Transaction shall not constitute a change in control for purposes of the Plan); or (z) the individuals who as of January 27, 1998 were members of the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least two-thirds of the members of the Board of Directors (provided that any new director nominated or elected by the stockholders and approved by a vote of at least two-thirds of the Incumbent Board will be treated as a member of the Incumbent Board for purposes of the Plan).

 Non-Employee Director Program

  Subject to shareholder approval of the Plan, each Non-Employee Director will be granted automatically on June 1, 1998, and on the first business day in June in each calendar year during the term of the Plan, a Director Option to purchase the number of shares of Common Stock equal to 30,000 multiplied by a fraction, the numerator of which is the earnings per share ("EPS") of the Common Stock (on a fully diluted basis, excluding the one time charge to earnings resulting from the Merger) of IndyMac REIT for the fiscal year of IndyMac REIT ended immediately before the date of grant of the Director Option (as reported in the audited Financial Statements included in IndyMac REIT's Annual Report on Form 10-K filed with the Securities and Exchange Commission, but in no event less than zero) (the "EPS Numerator Amount") and the denominator of which is $1.51 in 1998 and, in each year after 1998, the greater of (x) $1.79 compounded at a rate of 15% per year (i.e., in 1999, $2.06; in 2000, $2.37; in 2001, $2.72; in 2002, $3.13), or (y) the EPS
Numerator Amount for the fiscal year of IndyMac REIT ended immediately before the fiscal year used in determining the EPS Numerator Amount. This formula for determining the number of shares subject to Director Options awarded annually may be amended by subsequent action of the Board of Directors to provide either an alternative formula for calculating the number of shares of Common Stock subject to Director Options to be awarded annually or to provide for a fixed number of shares of Common Stock subject to Director Options to be awarded annually, provided that, in either case, the number of shares of Common Stock to be awarded under such alternative formula or fixed number is no greater than that provided for under the formula set forth above, and that each Non-Employee Director receives the same number of shares of Common Stock as every other Non-Employee Director. However, no Non-Employee Director will receive Director Options to purchase fewer than 20,000 or more than 50,000 shares of Common Stock in any calendar year. The purchase price per share of Common Stock covered by each such option, payable in cash and/or shares (at then fair market value), is the fair market value of the Common Stock on the date the option is granted. The options are fully exercisable as of the first anniversary of the date of grant, and, unless earlier terminated, terminate ten years after they are granted, or upon any earlier liquidation of IndyMac REIT.

  If a Non-Employee Director's services as a member of the Board of Directors are terminated as a result of death, disability, or retirement, options will become immediately exercisable in full for a period of one year or until the expiration of the stated term of the Director Option, whichever period is shorter. If a Non-Employee Director's services are terminated for any other reason (other than for Cause as defined in the Plan), any Director Option exercisable as of the date of termination shall remain exercisable for a period of three months after termination or the balance of the Director Option's term, whichever period is shorter. The Plan also provides for full vesting and acceleration of exercise dates of the Director Options in the event of and in certain circumstances prior to a change in control of IndyMac REIT (as defined above).

 Miscellaneous Provisions

  The Plan contains provisions relating to adjustments for certain changes in IndyMac REIT's capitalization or Common Stock or upon certain specified events. The number and type of shares or other securities, cash or other property that may be acquired under the Plan, share limits (individual and otherwise), the EPS and fixed dollar amounts, the maximum number and type of shares or other securities that may be delivered pursuant to awards, and such other terms as are necessarily affected by such specified events are subject to adjustment in the event of a reorganization, merger, recapitalization, stock split, stock dividend, consolidation, restructuring or similar events. Adjustments relating to Director Options may only be based on objective criteria and must be approved by stockholders or otherwise consistent with the treatment of stockholders generally in respect of their shares.

  The Employee Program permits the payment of the option or award price at the Committee's discretion in cash or with shares of the IndyMac REIT's Common Stock valued at their fair market value or a combination of shares and cash. Other lawful consideration, which may include (for example) a note (under any award financing plan that may be available or as otherwise approved by the Committee), services, or cash compensation offset, may also be applied to the purchase or exercise price of an award under the Employee Program, to the extent so authorized by the Committee. Payment of the exercise price of Director Options may be in cash or with shares of IndyMac REIT's Common Stock valued at their fair market value or a combination of shares and cash. Subject to the requirements of applicable law, the Board of Directors may authorize loans to Non-Employee Directors to finance the exercise of awards; provided, however, that no loan shall be made to any Non-Employee Director to finance the exercise of an award unless (i) such loan is made pursuant to a full recourse promissory note, and (ii) such loan, if secured by Common Stock, is made in compliance with applicable regulations of the Federal Reserve Board.

  Shares held by a participant other than a Non-Employee Director may also be used to discharge tax withholding obligations related to exercise of options or receipt of other awards, to the extent authorized by the Committee. In addition, the Committee may grant under the Employee Program a cash bonus in the amount of any tax related to awards.

  The authority to grant new options or awards under the Plan will terminate on January 27, 2008, unless it is extended or terminated prior to that time by the Board of Directors. The termination of the Plan will not affect rights of participants which accrued prior to such termination. The Board of Directors may, without stockholder approval, suspend or amend the Plan at any time, and the Committee may, with the consent of a holder, substitute awards or modify the terms and conditions of an outstanding award, to, among other changes, extend the term (subject to the maximum 10-year term limit), reduce the price (but not, in the case of options, below the then market price), accelerate exercisability or vesting or otherwise preserve benefits of the award. The Plan provides that the Board of Directors may, without stockholder approval, at any time and from time to time, suspend, discontinue or amend the Plan in any respect whatsoever, except that no such amendment shall impair any rights under any award previously made under the Plan without the consent of the holder of such award. Except as and to the extent otherwise permitted by the provisions of the Plan, no such amendment may, without stockholder approval, cause the Plan to cease to satisfy any applicable condition of Rule 16b-3 promulgated under Section 16(b) of the Securities Exchange Act of 1934 or cause any award under the Plan to cease to qualify for any applicable exception under Section 162(m) of the Code.

  Shares subject to awards that expire or terminate or otherwise do not vest for any reason are available for subsequent awards under the Plan.

TAX CONSEQUENCES OF THE PLAN

  The federal income tax consequences of the Plan under current federal law, which is subject to change, are summarized in the following discussion which deals with the general tax principles applicable to the Plan. State and local tax consequences are beyond the scope of this summary.

 Nonqualified Stock Options

  No taxable income will be realized by an optionee upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the optionee will realize ordinary income in an amount measured by the excess of the fair market value of the shares on the date of exercise over the option price, and IndyMac REIT will be entitled to a corresponding deduction. Upon a subsequent disposition of the shares, the participant will realize short-term or long-term capital gain or loss (depending upon how long the shares were held). IndyMac REIT will not be entitled to any further deduction at that time.

  Special rules will apply if the participant uses previously owned shares to pay some or all of the option exercise price.

 Incentive Stock Options

  An optionee who receives an incentive stock option will not be treated as receiving taxable income upon the grant of the option or upon the exercise of the option, provided the exercise occurs, in general, during employment or within three months after termination of employment. However, any appreciation in share value after the date of grant will be an item of tax preference at the time of exercise in determining liability for the alternative minimum tax. If stock acquired pursuant to an incentive stock option is not sold or otherwise disposed of within two years from the date of grant of the option nor within one year after the date of exercise, any gain or loss resulting from disposition of the stock will be treated as long-term capital gain or loss. If stock acquired upon exercise of an incentive stock option is disposed of prior to the expiration of such holding periods (a "disqualifying disposition"), the optionee will realize ordinary income in the year of such disposition in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price or, if less, the excess of the amount realized on the disqualifying disposition over the exercise price. Any remaining gain will be taxed at capital gains rates.

  IndyMac REIT will not be entitled to any deduction as a result of the grant or exercise of an incentive stock option, or on a later disposition of the stock received, except that in the event of a disqualifying disposition IndyMac REIT will be entitled to a deduction equal to the amount of ordinary income realized by the optionee.

  Special rules will apply if the participant uses previously owned shares to pay some or all of the option exercise price.

 Restricted Stock

  The recipient of restricted stock will recognize ordinary income equal to the excess of the fair market value of the restricted stock at the time the restrictions lapse over the amount, if any, which the recipient paid for the restricted stock. However, the recipient may elect, within 30 days after the date of receipt, to report the fair market value of the stock as ordinary income at the time of receipt. IndyMac REIT may deduct an amount equal to the income recognized by the recipient at the time the recipient recognizes the income.

  The tax treatment of restricted stock which is disposed of will depend upon whether the recipient made an election to include the value of the stock in income when awarded. If the recipient made such an election, any disposition after the restrictions lapse will result in a long-term or short-term capital gain or loss depending upon the period the restricted stock is held. If, however, such election is made and for any reason the restrictions imposed on the restricted stock fail to lapse, the individual will not be entitled to a deduction. If an election is not made, disposition after the lapse of restrictions will result in short-term or long-term capital gain or loss equal to the difference between the amount received on disposition and the greater of the amount paid for the stock by the recipient or its fair market value at the date the restrictions lapsed.

  Special rules will apply if the participant uses previously owned shares to pay some or all of the purchase price, if any, of restricted stock.

 Stock Appreciation Rights

  At the time of receiving a SAR, the participant will not recognize any taxable income. Likewise, IndyMac REIT will not be entitled to a deduction for the SAR. Upon the exercise of a SAR, the participant will generally recognize ordinary income in an amount equal to the cash and/or fair market value of the shares received. If a participant receives stock, then the amount recognized as ordinary income becomes the participant's tax basis for determining gains or losses (taxable either as short-term or long-term capital gain or loss, depending on how long the shares are held on the subsequent sale of such stock. The holding period for such shares commences as of the date ordinary income is recognized. IndyMac REIT will be entitled to a deduction in the amount and at the time that the participant first recognizes ordinary income.

 Performance Awards

  A participant who has been granted a performance award will not realize taxable income at the time of grant, and IndyMac REIT will not be entitled to a deduction at that time. When an award is paid, whether in cash or shares, the participant will have ordinary income, and IndyMac REIT will have a corresponding deduction. The measure of such income and deduction will be the amount of cash and the fair market value of the shares at the time the award is paid.

 Dividend Equivalents

  A recipient of a dividend equivalent award will not realize taxable income at the time of grant and IndyMac REIT will not be entitled to a deduction at that time. When a dividend equivalent is paid, the participant will recognize ordinary income, and IndyMac REIT will be entitled to a deduction. The measure of the income and deduction will be the amount of cash and the fair market value of the shares at the time the dividend equivalent award is paid.

 Stock Payments and Bonuses

  A participant who receives a stock bonus, or a stock payment in lieu of a cash payment, will be taxed at the value of the stock on the date of award, and IndyMac REIT will have a deduction in the same amount.

 Accelerated Payments

  If, as a result of certain changes in control of IndyMac REIT, a participant's options or SARs become immediately exercisable, or if restrictions immediately lapse on restricted stock, or if shares covered by a performance award are immediately issued, the additional economic value, if any, attributable to the acceleration may be deemed a "parachute payment." The additional value will be deemed a parachute payment if such value, when combined with the value of other payments which are deemed to result from the change in control, equals or exceeds a threshold amount equal to 300% of the participant's average annual taxable compensation over the five calendar years preceding the year in which the change in control occurs. In such case, the excess of the total parachute payments over such participant's average annual taxable compensation will be subject to a 20% non-deductible excise tax in addition to any income tax payable. IndyMac REIT will not be entitled to a deduction for that portion of any parachute payment which is subject to the excise tax.

 Section 162(m) Limits

  Notwithstanding the foregoing discussion of the deductibility of compensation under the Plan by IndyMac REIT, Section 162(m) of the Code would render non-deductible to IndyMac REIT certain compensation to certain persons required to be named in the Summary Compensation Table ("Named Executive Officers") to the extent such person's total compensation exceeds $1,000,000 in any year unless such excess compensation is "qualified performance-based compensation" (as defined) or is otherwise exempt from these limits on deductibility. The applicable conditions of an exemption for qualified performance-based compensation plans include, among others, a requirement that the stockholders approve the material terms of the plans. The Plan has been adopted by the Committee subject to stockholder approval. Although IndyMac REIT believes that certain performance awards under the Plan may be exempt from such limits as performance based compensation in any event, other awards under the Plan would not be. No assurances can be given that compensation payable under the Plan to such persons will be deductible to IndyMac REIT if such $1,000,000 limitation is exceeded.

SPECIFIC BENEFITS

  No awards have been made under the Plan. However, the formula currently used to determine Director Options under the 1998 Plan is the same as under the existing 1996 Plan. Accordingly, the same options would have been granted in 1997 under the 1998 Plan as were granted under the 1996 Plan. Specific benefits after 1998 are based on the formula and are not presently determinable; but Director Options may not in any year exceed 50,000 shares per eligible director or be less than 20,000 shares. A minimum of 600,000 shares and a maximum of 1,500,000 shares (subject to adjustments under the Plan) may be delivered to existing Non-Employee Directors on exercise of Director Options to be granted under the Plan.

  The following table sets forth the number of shares subject to options that would have been granted during fiscal year 1997 to Non-Employee Directors and to officers and employees of IndyMac REIT, assuming that the 1998 Plan had been in effect during fiscal year 1997 and that all stock options granted under IndyMac REIT's existing 1996 Plan to Non-Employee Directors, officers and employees of IndyMac REIT during fiscal year 1997 had been granted instead under the 1998 Plan. The amounts shown below are not necessarily indicative of the amounts which may be granted in any future period under the 1998 Plan.

                           FIRST YEAR PLAN BENEFITS

                                                              NUMBER OF SHARES
NAME AND POSITION                                            SUBJECT TO OPTIONS
-----------------                                            ------------------
David S. Loeb, Chairman.....................................      285,660
Angelo R. Mozilo, Vice Chairman and CEO.....................      285,660
Michael W. Perry, President and COO.........................      125,000
Richard H. Wohl, Senior Executive Vice President............       40,000
Kathleen H. Rezzo, Senior Executive Vice President..........       25,000
S. Blair Abernathy, Executive Vice President................       17,500
Executive Officers as a Group (8 persons)...................      791,945
Non-Employee Directors as a Group (3 persons)...............      102,954
All Officers and Employees Excluding Executive Officers.....      155,983

RELATIONSHIP TO 1996 PLAN

  If the 1998 Plan is approved by stockholders, the 1996 Plan will be canceled and thereafter no additional options can be granted under the 1996 Plan. However, the cancellation will have no effect on outstanding options under the 1996 Plan. In addition, as described above, on the date the 1996 Plan is canceled, any shares remaining under such Plan will be added to the shares available under the 1998 Plan.

VOTE REQUIRED

  Approval of the Plan requires the affirmative vote of holders of a majority of the shares present or represented and entitled to vote on the matter at the meeting. The total votes cast on the proposal must represent over 50% of the shares entitled to vote on the proposal. If shares are held by a broker in a street name, the broker will not be entitled to vote such shares absent specific instructions from the beneficial owners thereof.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE 1998 STOCK INCENTIVE PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE.

                                 PROPOSAL SIX

              APPROVING THE SELECTION OF INDEPENDENT ACCOUNTANTS

  The Board of Directors has selected the accounting firm of Grant Thornton LLP ("Grant Thornton") to audit IndyMac REIT's financial statements for the year ending December 31, 1998. Grant Thornton has acted as the independent accounting firm for IndyMac REIT since 1985. In accordance with a resolution of the Board of Directors, this selection is being presented to stockholders for ratification at this meeting. The affirmative vote of a majority of the votes cast at the Annual Meeting is necessary for ratification. A representative of Grant Thornton will be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF GRANT THORNTON AS INDYMAC REIT'S INDEPENDENT ACCOUNTANTS. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE.

                    CERTAIN TRANSACTIONS AND RELATIONSHIPS

  The following paragraphs contain a description of certain transactions and relationships between IndyMac REIT or any of its affiliates and CCI or any of its affiliates. For a description of CCI's ownership of IndyMac REIT Common Stock, see "Principal Stockholders."

INDYMAC OPERATING

  IndyMac REIT's mortgage conduit operations are primarily conducted through IndyMac Operating, a taxable corporation that is not consolidated with IndyMac REIT for tax or financial reporting purposes. Although IndyMac REIT owns all of IndyMac Operating's outstanding non-voting preferred stock and 99% of the economic interest in IndyMac Operating, CHL, a wholly-owned subsidiary of CCI, owns all of IndyMac Operating's outstanding voting Common Stock and 1% of the economic interest in IndyMac Operating. Accordingly, CCI, through its stock ownership of CHL, has the power to elect directors and officers of CHL and IndyMac Operating, and consequently CCI has the power to direct CHL's and IndyMac Operating's day-to-day operations. Currently, two directors of IndyMac Operating are officers of CCI and CHL.

  In connection with the Merger, CCI agreed with IndyMac REIT to amend the certificate of incorporation of IndyMac Operating to provide that if a CCI Change of Control (as defined in IndyMac Operating's certificate of incorporation) occurs, or if CCI ceases to beneficially own more than 5.0% of the issued and outstanding shares of IndyMac REIT Common Stock, or if neither Mr. Loeb nor Mr. Mozilo is a director of IndyMac REIT, IndyMac REIT will be entitled, in its sole discretion, to compel the dissolution of IndyMac Operating and to receive all assets of IndyMac Operating, other than a certain amount of cash, which will be payable to CCI in an amount equal to 3% of the book value of IndyMac Operating, unless CCI requests an independent appraisal. If such appraisal is requested, CCI shall receive such higher or lower value that corresponds to 1% of the fair market value of IndyMac Operating's assets. In connection with the Merger, IndyMac Operating's certificate of incorporation was also amended to prohibit a holder of IndyMac Operating securities (such as CCI) from causing any assets of IndyMac Operating to be used for any purpose other than in furtherance of IndyMac Operating's business.

  In connection with the Merger, IndyMac REIT agreed that in the event that IndyMac REIT (i) establishes or acquires a majority ownership interest in an entity, the business activities of which are substantially the same as all of the business activities then being conducted by IndyMac Operating or (ii) transfers to such other entity substantially all of the assets of IndyMac Operating, then IndyMac REIT shall, at CCI's option, purchase CCI's interest in IndyMac Operating at a purchase price equal to the amount required to be paid to CCI in the event of a dissolution of IndyMac Operating as described above.

  In 1997, IndyMac Operating purchased all of the mortgage loans that it subsequently securitized from IndyMac REIT, consistent with its past practice. In January 1996, IndyMac REIT and IndyMac Operating entered into a Master Forward Commitment and Services Agreement (which replaced an earlier agreement entered into in 1993) pursuant to which IndyMac REIT agrees to sell and IndyMac Operating agrees to purchase certain mortgage loans, and IndyMac Operating agrees to act as the master servicer with respect to certain assets acquired by IndyMac REIT for an annual fee, which equals the product of .025% and the aggregate unpaid principal balance of assets under its management.

  IndyMac Operating has granted IndyMac REIT a license to use the "IndyMac" name to enable IndyMac REIT to change its name as described in Proposal Two-- "Changing the Name of INMC Mortgage Holdings, Inc." above. The name change of IndyMac REIT is intended to reflect the increasingly distinctive market identity of the "IndyMac" name.

  Following consummation of the Merger, substantially all the operating personnel then employed by CAMC were hired by IndyMac REIT or IndyMac Operating, on the basis of the respective business activities of each entity, the current and expected duties of each employee and any time-sharing arrangements negotiated between IndyMac REIT and IndyMac Operating. In addition, IndyMac REIT and IndyMac Operating have arranged for appropriate cost-sharing arrangements with respect to any employees whose services support the business activities of both entities.

CHL

  IndyMac REIT's mortgage loan conduit operations consist of the purchase of residential mortgage loans by IndyMac REIT from originators and the sale of such mortgage loans to IndyMac Operating, securitization of the mortgage loans and the sale of the resulting securities to investors or sales of the mortgage loans on a whole loan basis. IndyMac REIT and the sellers of the mortgage loans negotiate whether the seller will retain, or IndyMac REIT will purchase, the rights to service the mortgage loans purchased by IndyMac REIT and IndyMac Operating. Since IndyMac REIT and IndyMac Operating do not generally perform primary servicing on their portfolio of mortgage loans held for sale or investment, IndyMac REIT and IndyMac Operating have negotiated contractual arrangements with established servicers, including CHL, a wholly-owned subsidiary of CCI, to sub-service loans for which IndyMac REIT and IndyMac Operating acquire the servicing rights. The sub-servicing arrangement among IndyMac REIT, IndyMac Operating and CHL is governed by the 1987 Amended and Restated Servicing Agreement, as amended (the "Sub-Servicing Agreement"). Under the Sub-Servicing Agreement, CHL retains a monthly fee of $6.25 per loan for "A" paper loans and $15.00 per loan for subprime loans. In addition, CHL retains setup fees in the normal course. Under the Sub-Servicing Agreement, CHL earned sub-servicing fees of approximately $1.9 million and $1.1 million for the years ended December 31, 1997 and 1996, respectively. In the opinion of management, the overall terms of the sub-servicing arrangements with CHL are as favorable to IndyMac REIT as could have been negotiated with unaffiliated parties. IndyMac REIT, IndyMac Operating and CHL are in the process of negotiating a new sub-servicing agreement.

  IndyMac REIT and IndyMac Operating purchase a relatively small portion of the mortgage loans they securitize from CHL pursuant to the 1996 Amended and Extended Loan Purchase and Administrative Services Agreement (the "Purchase and Service Agreement"). Pursuant to the Purchase and Service Agreement, CHL retains the servicing rights on all conforming loans it sells to IndyMac REIT and IndyMac Operating. During the years ended December 31, 1997 and 1996, IndyMac REIT and IndyMac Operating purchased mortgage loans from CHL with principal balances aggregating approximately $926,000 and $30.7 million, respectively.

  In addition, CHL services the mortgage loans that secure three series of CMOs issued by a subsidiary of IndyMac REIT or trusts established by a subsidiary of IndyMac REIT pursuant to servicing agreements entered into in 1987 and 1993. These agreements provide for servicing fees up to .32% of the aggregate unpaid principal balance of the mortgage loans being serviced. CHL received servicing fees of approximately $186,000 and $200,000 under these agreements for the years ended December 31, 1997 and 1996, respectively.

CCI

  In connection with the Merger, CCI acquired 3,440,860 shares of IndyMac REIT Common Stock. As a condition to the Merger, IndyMac REIT entered into an agreement with CCI (the "Registration Rights Agreement") pursuant to which CCI may require, under certain circumstances and subject to certain limitations, that IndyMac REIT register any or all of the IndyMac REIT Common Stock issued to CCI in connection with the Merger. Under the Registration Rights Agreement, CCI, on two occasions commencing two years after the date of the Registration Rights Agreement, which is June 30, 1997, may request that IndyMac REIT file a registration statement covering the IndyMac REIT Common Stock issued pursuant to the Merger ("Demand Registration"). Only one request for a Demand Registration may be made during any nine month period. Each Demand Registration request must be for a minimum of (i) 1,250,000 shares of IndyMac REIT Common Stock or (ii) the number of shares of IndyMac REIT Common Stock having a market value of $20,000,000, whichever is less. A Demand Registration will not be deemed to have been effected until the registration statement filed in connection therewith is declared effective by the Securities and Exchange Commission. All costs of the registration, including, among other things, registration and filing fees, printing expenses, attorneys' fees, accountants' fees and other reasonable expenses, will be borne by IndyMac REIT.

  If IndyMac REIT determines that, in light of the pendency of a material transaction, it would be materially detrimental to IndyMac REIT and its stockholders to file a registration statement pursuant to a request for a Demand Registration, IndyMac REIT may defer such Demand Registration for not more than 90 days after receipt of such request. IndyMac REIT also is permitted to defer the filing of a registration statement pursuant to a request for a Demand Registration for an additional period of 60 days after the expiration of the initial 90 day period in order to satisfy its disclosure obligations under the Securities Act with respect to certain material transactions.

  If IndyMac REIT proposes to file a registration statement covering the IndyMac REIT Common Stock under the Securities Act of 1933 (except for registration (a) on Form S-8, or a successor or substantially similar form, of an employee share option, share purchase or compensation plan or of IndyMac REIT Common Stock issued or issuable pursuant to any such plan, (b) of a dividend reinvestment plan or (c) on Form S-4, or a successor or substantially similar form, of shares issuable in connection with any acquisition, merger, exchange or similar transaction) IndyMac REIT will, subject to certain limitations, use its best efforts to arrange to include in such registration statement all of the IndyMac REIT Common Stock as to which it has received a request for inclusion. Such IndyMac REIT Common Stock will not be included, however, to the extent that the underwriters indicate that such inclusion will interfere with the successful marketing of IndyMac REIT Common Stock being issued by IndyMac REIT.

  In connection with the Merger, IndyMac REIT has granted CCI the right (the "Right of First Offer") to purchase from IndyMac REIT in an offering (an "Offering") of voting capital stock (or a security convertible or exchangeable into or exercisable for voting capital stock) such number of shares of the capital stock as may be required for CCI to maintain its then proportionate voting interest in IndyMac REIT. Any purchase by CCI pursuant to the Right of First Offer shall be made on the terms and be subject to the conditions applicable to other purchasers in the Offering.

                                 OTHER MATTERS

  The Board of Directors knows of no matters other than those listed in the attached Notice of Annual Meeting which are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will vote all proxies given to them in accordance with their best judgment on such matters.

                          ANNUAL REPORT AND FORM 10-K

  The 1997 Annual Report to Stockholders containing the consolidated financial statements of IndyMac REIT for the year ended December 31, 1997 accompanies this proxy statement.

  STOCKHOLDERS MAY OBTAIN WITHOUT CHARGE A COPY OF INDYMAC REIT'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT THE ACCOMPANYING EXHIBITS, BY WRITING TO INVESTOR RELATIONS, INMC MORTGAGE HOLDINGS, INC., 155 NORTH LAKE AVENUE, P.O. BOX 7137, PASADENA, CALIFORNIA 91109-7137. A LIST OF EXHIBITS IS INCLUDED IN THE FORM 10-K, AND EXHIBITS ARE AVAILABLE FROM INDYMAC REIT UPON THE PAYMENT TO INDYMAC REIT OF THE COST OF FURNISHING THEM.

                             STOCKHOLDER PROPOSALS

  Any proposal that a stockholder wishes to present for consideration at the 1999 Annual Meeting must be received by IndyMac REIT no later than December 4, 1998, in order to be included in the proxy statement and form of proxy for that Annual Meeting. Proposals should be directed to the Secretary of IndyMac REIT.

                                          By Order of the Board of Directors

                                          /s/ Richard H. Wohl
                                          Richard H. Wohl
                                          Secretary

Dated: April 3, 1998

                                                                     APPENDIX A

                               AMENDMENT TO THE
                        CERTIFICATE OF INCORPORATION OF
                         INMC MORTGAGE HOLDINGS, INC.

  The Certification of Incorporation of INMC Mortgage Holdings, Inc. is hereby amended to revise ARTICLE I so that, as amended, ARTICLE I shall read as follows:

                                  "ARTICLE I

                                     NAME
                                     ----

  The name of the Corporation is:

    IndyMac Mortgage Holdings, Inc. (the "Corporation")."

                                                                     APPENDIX B

                               AMENDMENT TO THE
                        CERTIFICATE OF INCORPORATION OF
                         INMC MORTGAGE HOLDINGS, INC.

  The Certificate of Incorporation of INMC Mortgage Holdings, Inc. is hereby amended to revise ARTICLE IV, Section 1 so that, as amended, ARTICLE IV,
Section 1 shall read as follows:

                                  "ARTICLE IV

                                 CAPITAL STOCK
                                 -------------

  Section 1. The total number of shares of capital stock which the Corporation shall have the authority to issue is Two Hundred Ten Million (210,000,000), consisting of (i) Two Hundred Million (200,000,000) shares of Common Stock ("Common Stock") having a par value of $0.01 per share and (ii) Ten Million (10,000,000) shares of preferred stock ("Preferred Stock") having a par value of $0.01 per share.

  The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

  The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

    (a) the number of shares constituting that series and the distinctive designation of that series;

    (b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

    (c) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

    (d) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate or conversion price in such events as the Board of Directors shall determine;

    (e) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

    (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

    (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

    (h) any other relative rights, preferences and limitations of that series.

  Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period.

  If upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto."

                          VOTE BY TELEPHONE/INTERNET
                         24 HOURS A DAY, 7 DAYS A WEEK
     [_]

Dear Stockholder:

INMC Mortgage Holdings, Inc. offers you the convenience of telephone or internet voting. Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE: CALL TOLL-FREE FROM A TOUCH-TONE TELEPHONE 1-888-776-5661 (only available in the United States) anytime. There is no charge for this call. You will be asked to enter a control number which is located in the box below marked "CONTROL NUMBER."
    ----------------------------------------------------------------------------
    OPTION 1: To vote as the Board of Directors recommends on ALL items press 1.
    ----------------------------------------------------------------------------
    OPTION 2: If you choose to vote on each item separately, press 0.  You will hear these instructions:
    ----------------------------------------------------------------------------
       ITEM 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9. (To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and follow the instructions.)
       ITEMS 2 through 6: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press
    0.  The instructions are the same for items 2 through 6.
    When asked, you must confirm your vote by pressing 1.
VOTE BY INTERNET: The web address is http://inmc.proxyvoting.com

                                            ------------------------------------
                                            If you have submitted your proxy by
                                            telephone or the Internet there is
                                            no need for you to mail back your
                                            proxy.

                                            THANK YOU FOR VOTING!
                                            ------------------------------------
                                            ------------------------------------

YOUR VOTE IS IMPORTANT!!!
PLEASE VOTE BY TELEPHONE OR INTERNET OR                     XXX-XXX X
RETURN THE ATTACHED PROXY CARD.                          CONTROL NUMBER
                                            ------------------------------------

   - DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET -
--------------------------------------------------------------------------------
   ------
   ------

VOTE BY TELEPHONE/INTERNET 1-888-776-5661 (No Charge For Call) http://inmc.proxyvoting.com
UNMARKED PROXIES SHALL BE VOTED IN FAVOR OF EACH OF THE FOLLOWING MATTERS unless specified to the contrary.

1. Election of Directors

   FOR all nominees
   listed below                        [_]

   WITHHOLD AUTHORITY to vote
   for all nominees listed below       [_]

   *EXCEPTIONS                         [_]

Nominees: David S. Loeb, Angelo R. Mozilo, Michael W. Perry, Lyle E. Gramley,
          Thomas J. Kearns, Frederick J. Napolitano

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ____________________________________________________________________

2. To approve an amendment to the Certificate of Incorporation to change the name of INMC Mortgage Holdings, Inc. to "IndyMac Mortgage Holdings, Inc."

   FOR [_]      AGAINST [_]      ABSTAIN [_]

3. To approve an amendment to the Certificate of Incorporation to increase the authorized number of shares of Common Stock from 100 million to 200 million shares.

   FOR [_]      AGAINST [_]      ABSTAIN [_]

4. To approve an amendment to the Certificate of Incorporation to authorize the creation of 10 million shares of Preferred Stock.

   FOR [_]      AGAINST [_]      ABSTAIN [_]

5. To approve the INMC Mortgage Holdings, Inc. 1998 Stock Incentive Plan.

   FOR [_]      AGAINST [_]      ABSTAIN [_]

6. To approve the selection of Grant Thornton LLP as the Independent Accountants to audit the Company's financial statements for the year ending December 31, 1998.

   FOR [_]      AGAINST [_]      ABSTAIN [_]

I PLAN TO                               Change of Address or
ATTEND THE MEETING [_]                  Comments Mark Here   [_]

                                            Please date and sign exactly as name
                                            appears on this proxy. Joint owners
                                            should each sign. If the signer is a
                                            corporation, please sign full
                                            corporate name by duly authorized
                                            officer. Executors, trustees, etc.
                                            should give full title as such.

                                            Dated:________________________, 1998


                                            ____________________________________
                                                         Signature(s)

                                            ____________________________________
                                                         Signature(s)


                                            VOTES MUST BE INDICATED
                                            (_) IN BLACK OR BLUE INK [_]

PLEASE RETURN PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.A.

--------------------------------------------------------------------------------

                         INMC MORTGAGE HOLDINGS, INC.

                                   P R O X Y

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


                 ANNUAL MEETING OF STOCKHOLDERS, MAY 19, 1998

     The undersigned hereby appoints David S. Loeb and Angelo R. Mozilo, or either of them, with full power of substitution, the attorney and proxy of the undersigned, to appear and to vote all of the shares of stock of INMC Mortgage Holdings, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of INMC Mortgage Holdings, Inc. to be held at The Ritz-Carlton Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, California on May 19, 1998 at 10:00 a.m. and any adjournment thereof.

     Receipt of copies of the Annual Report to Stockholders, the Notice of the Annual Meeting of Stockholders and the Proxy Statement dated April 3, 1998 is hereby acknowledged.

                                    (Continued and to be signed on reverse side)

                                            INMC MORTGAGE HOLDINGS, INC.
                                            P.O. BOX 11294
                                            NEW YORK, N.Y. 10203 0294